                                                                     Exhibit 2.1


                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                   ARMKEL, LLC


                           DATED AS OF AUGUST 27, 2001

                                TABLE OF CONTENTS

                                                                                         Page
                                    ARTICLE I
                                   DEFINITIONS


Section  1.1      Certain Defined Terms ..............................................      2


                                   ARTICLE II
                          THE LIMITED LIABILITY COMPANY

Section  2.1      Formation ..........................................................     13
Section  2.2      Name ...............................................................     13
Section  2.3      Business Purposes ..................................................     13
Section  2.4      Company Powers .....................................................     14
Section  2.5      Registered Office and Agent ........................................     15
Section  2.6      Term ...............................................................     15
Section  2.7      Principal Place of Business ........................................     15
Section  2.8      Title to Company Property ..........................................     15
Section  2.9      Business Transactions of the Members with the Company ..............     15
Section  2.10     Fiscal Year ........................................................     15


                                   ARTICLE III
                       CAPITAL STRUCTURE AND CONTRIBUTIONS

Section  3.1      Capital Structure ..................................................     16
Section  3.2      Initial Capital Contributions ......................................     16
Section  3.3      No Mandatory Capital Contributions .................................     16
Section  3.4      Discretionary Capital Contributions ................................     16
Section  3.5      Interest on Capital Contributions ..................................     17
Section  3.6      Return of Capital Contributions ....................................     17
Section  3.7      Maintenance of Capital Accounts ....................................     17


                                   ARTICLE IV
                                   THE MEMBERS

Section  4.1      Members ............................................................     18

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
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Section  4.2      Actions Requiring Unanimous Consent of the Members .................     18
Section  4.3      Action by the Members ..............................................     19
Section  4.4      No Liability of Members ............................................     19
Section  4.5      Power to Bind the Company ..........................................     20
Section  4.6      Calling Special Meetings for the Enforcement of Corporate
                  Governance Provisions ..............................................     20


                                    ARTICLE V
                             THE BOARD OF DIRECTORS

Section  5.1      The Board of Directors .............................................     20
Section  5.2      Size of Board; Appointment of Directors ............................     20
Section  5.3      Removal and Replacement of Directors ...............................     21
Section  5.4      Duties of the Board ................................................     21
Section  5.5      Meetings of the Board ..............................................     21
Section  5.6      Committees .........................................................     22
Section  5.7      Actions Requiring Consideration by Board ...........................     22
Section  5.8      Actions Requiring Approval of Required Majority ....................     23
Section  5.9      Deadlocks on Certain Items .........................................     25
Section  5.10     Power to Bind Company ..............................................     25
Section  5.11     Liability of Directors .............................................     25


                                   ARTICLE VI
                            MANAGEMENT OF THE COMPANY

Section  6.1      Management Services Agreement ......................................     25
Section  6.2      Officers ...........................................................     25
Section  6.3      Chief Executive Officer ............................................     26
Section  6.4      Chief Financial Officer ............................................     27


                                   ARTICLE VII
                          ALLOCATIONS AND DISTRIBUTIONS
Section  7.1      Allocation of Profits and Losses ...................................     27
Section  7.2      Tax Allocations ....................................................     28
Section  7.3      Special Tax Allocations ............................................     28
Section  7.4      Other Allocation Rules .............................................     29
Section  7.5      Distributions ......................................................     30

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
Section  7.6      Tax Distributions ..................................................     30
Section  7.7      Restrictions on Distributions ......................................     31
Section  7.8      Withholding ........................................................     31
Section  7.9      Final Distribution .................................................     31
Section  7.10     Allocations and Distributions in Respect of Interests Transferred ..     31
Section  7.11     Determinations by the Members ......................................     32


                                  ARTICLE VIII
                   REPORTS, ACCOUNTS AND ACCESS TO INFORMATION

Section  8.1      Access to Information ..............................................     33
Section  8.2      Bank Accounts ......................................................     33
Section  8.3      Reports ............................................................     33
Section  8.4      Federal Tax Matters ................................................     33
Section  8.5      Special Basis Adjustment ...........................................     34


                                   ARTICLE IX
                TRANSFERS OF INTERESTS; ADMISSION OF NEW MEMBERS

Section  9.1      Transfers ..........................................................     34
Section  9.2      Permitted Transfers ................................................     34
Section  9.3      Admission of Additional Members ....................................     34
Section  9.4      Sales of Subsidiaries or Divisions .................................     35


                                    ARTICLE X
                               PREFERENTIAL RIGHTS
                               OF SALE & PURCHASE

Section  10.1     Call Option ........................................................     36
Section  10.2     Sales by C&D: Right of First Offer, Drag Along Rights ..............     37
Section  10.3     Sales by Kelso: Right of First Offer, Drag-Along Rights ............     38
Section  10.4     Change of Control Put ..............................................     41
Section  10.5     Valuation Procedure ................................................     42
Section  10.6     Noncompetition and Nonsolicitation following Transfers
                  of Interests .......................................................     44

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
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                                   ARTICLE XI
                              EVENTS OF DISSOLUTION

Section  11.1     Dissolution ........................................................     45
Section  11.2     Liquidation ........................................................     46
Section  11.3     Final Accounting ...................................................     46
Section  11.4     Cancellation of Certificate ........................................     46
Section  11.5     Termination ........................................................     46


                                   ARTICLE XII
                     EXCULPATION, INDEMNIFICATION & EXPENSES

Section  12.1     Exculpation ........................................................     47
Section  12.2     Indemnification ....................................................     47
Section  12.3     Expenses ...........................................................     48


                                  ARTICLE XIII
                            COVENANTS OF THE MEMBERS

Section  13.1     Debt Incurrence by C&D .............................................     48
Section  13.2     Restriction on Operations of C&D ...................................     48
Section  13.3     Corporate Opportunity ..............................................     49
Section  13.4     Covenants Relating to the Kelso Blockers ...........................     49
Section  13.5     Confidentiality ....................................................     52


                                   ARTICLE XIV
                                  MISCELLANEOUS

Section  14.1      GOVERNING LAW .....................................................     53
Section  14.2      Determinations by Armkel ..........................................     54
Section  14.3      Consent to Jurisdiction, Service of Process; Venue ................     54
Section  14.4      Headings; Construction ............................................     54
Section  14.5      No Third Party Beneficiaries ......................................     54
Section  14.6      Entire Agreement ..................................................     55
Section  14.7      Notices ...........................................................     55
Section  14.8      Severability ......................................................     56
Section  14.9      Successors; Assigns; Amendments; Waivers ..........................     57
Section  14.10     Defaults; No Circumvention of Agreement ...........................     57

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
Section  14.11     Further Assurances ................................................     57
Section  14.12     Counterparts ......................................................     57
Section  14.13     Limited Liability Company .........................................     58
Section  14.14     Arbitration .......................................................     58

                       [Exhibits and Schedules omitted]

SCHEDULE I         Ownership Structure of Kelso Member
SCHEDULE II        Members
SCHEDULE III       Initial Directors
SCHEDULE IV        Call Exercise Price

EXHIBIT A          Management Services Agreement
EXHIBIT B          Manufacturing Agreement
EXHIBIT C          Arrid Manufacturing Agreement

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                   ARMKEL, LLC


                  This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of August 27, 2001 (the "AGREEMENT"), of Armkel, LLC (the "COMPANY") is made by and between Church & Dwight Co., Inc., a Delaware corporation ("C&D") and Kelso Protection Venture, LLC, a Delaware limited liability company (the "KELSO MEMBER"), as the members of the Company (each a "MEMBER", and together with any Person admitted as an additional Member pursuant to Section 4.1, the "MEMBERS").

                                    RECITALS

                  WHEREAS, on March 9, 2001, Kelso & Company, L.P. ("KELSO") and C&D formed the Company as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act (such act and any successor statute, as amended from time to time, the "ACT") in order to purchase and operate certain assets comprising the consumer and personal care products business of Carter-Wallace, Inc., a Delaware corporation ("SELLER");

                  WHEREAS, on March 9, 2001, in connection with the formation of the Company, C&D, Kelso, Kelso Investment Associates VI, L.P. ("KIA VI") and KEP VI, LLC ("KEP VI") entered into a limited liability company agreement (the "INTERIM LLC AGREEMENT") in accordance with the provisions of the Act, governing, among other things, the affairs of the Company and the conduct of its business and pursuant to which Kelso assigned its Interests in the Company to KIA VI and KEP VI;

                  WHEREAS, KIA VI and KEP VI have formed Kelso Blockers Holdings, LLC, a Delaware limited liability company ("KELSO BLOCKERS HOLDINGS"), all of the membership interests of which are owned by KIA VI and KEP VI;

                  WHEREAS, Kelso Blockers Holdings has formed a number of corporate entities, all of the capital stock of each such entity is owned by Kelso Blockers Holdings (such entities, as illustrated on Schedule I to this Agreement, the "KELSO BLOCKERS");

                  WHEREAS, the Kelso Blockers have formed the Kelso Member, and, prior to the date hereof, KIA VI and KEP VI assigned their respective Interests in the Company to the Kelso Member;

                  WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of May 7, 2001 (as such agreement may be amended from time to time, including the exhibits, schedules and annexes thereto, the "ASSET PURCHASE AGREEMENT"), by and between Seller and the Company, Seller has agreed to sell, convey, assign, transfer and deliver all of its and its Affiliates' right, title and interest in the Purchased Assets (as such term is defined in the Asset Purchase Agreement) to the Company and the Company has agreed to purchase and acquire such Purchased Assets from Seller and to assume the Assumed Liabilities (as such term is defined in the Asset Purchase Agreement), all as more fully described in the Asset Purchase Agreement;

                  WHEREAS, in connection with the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, the Members desire to amend and restate the Interim LLC Agreement in its entirety as set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION I.1 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the meanings set forth below:

                  "ACQUISITION" shall mean the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities (as each such term is defined in the Asset Purchase Agreement) by the Company pursuant to the Asset Purchase Agreement.

                  "ACT" shall have the meaning set forth in the Recitals.

                  "ACTIONS" shall have the meaning set forth in Section 14.3.

                  "ADJUSTED CAPITAL ACCOUNT" shall mean, with respect to a Member, such Member's Capital Account, after increasing such Capital Account by any amounts that such Member is obligated or deemed obligated to restore as described in the penultimate sentence of each of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5), and reducing such Capital Account by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704(b)(2)(ii) and shall be interpreted consistently therewith.

                  "ADJUSTED CAPITAL CONTRIBUTION BALANCE" shall mean, on any date of determination, with respect to any Member, the amount of such Member's Initial Capital Contribution minus the aggregate value of all distributions received by such Member after the Closing Date pursuant to Section 9.4 and not re-contributed to the Company. For purposes of this definition, the value of any non-cash distribution made to a Member pursuant to Section 9.4(a) shall be equal to the cash consideration received by such Member in the immediately subsequent sale of the property (including membership interests or capital stock) distributed.

                  "AFFILIATE" shall mean, with respect to any specified Person,
(i) any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person, (ii) any other Person that owns, directly or indirectly, ten percent (10%) or more of such Person's capital stock or other equity interests or any officer or director of such Person at any time during the period for which the determination of affiliation is being made; provided that with respect to Kelso or the Kelso Member, the term "Affiliate" shall not include any limited partner of KEP VI, KIA VI or any of their respective Affiliates nor any portfolio or investee company of KEP VI or KIA VI or their respective Affiliates.

                  "AGREEMENT" shall have the meaning set forth in the Preamble.

                  "ARRID ASSETS" shall mean the properties, assets and liabilities related to the U.S. and Canadian Arrid XX., Arrid Extra Dry and Lady's Choice product lines, as purchased or assumed by the Company pursuant to the Asset Purchase Agreement and to be sold to, or assumed by, C&D pursuant to the Product Line Purchase Agreement.

                  "ARRID MANUFACTURING AGREEMENT" shall mean the Manufacturing Agreement, substantially in the form of Exhibit C hereto.

                  "ASSET PURCHASE AGREEMENT" shall have the meaning set forth in the Recitals.

                  "BOARD" shall mean the Board of Directors of the Company as described in Article V, consisting of those Directors who are elected by the Members from time to time (or, with respect to Directors appointed to fill vacancies on the Board of Directors) to serve on the board pursuant to Article V.

                  "BUSINESS" shall have the meaning set forth in Section 2.3.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

                  "C&D" shall have the meaning set forth in the Preamble.

                  "C&D CHANGE OF CONTROL" shall mean the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the capital stock of C&D outstanding at such time; (ii) a merger or consolidation or similar transaction involving C&D after which the holders of C&D's capital stock do not own at least 65% of the total voting power represented by the capital stock of the surviving entity of such merger or consolidation; or (iii) the adoption of a plan of complete liquidation or the sale or disposition by C&D of at least 75% of its assets in any one or series of transactions.

                  "C&D DIRECTORS" shall have the meaning set forth in Section
5.2.

                  "C&D FEE LETTER" shall mean that certain letter agreement, dated as of August 14, 2001, between the Company and C&D, providing for the payment by the Company to C&D of a transaction fee of $3.5 million, payable on or about the Closing Date.

                  "C&D FIRST OFFER PRICE" shall have the meaning set forth in
Section 10.2.

                  "C&D INITIAL CONTRIBUTION" shall have the meaning set forth in
Section 3.2.

                  "C&D PURCHASE REQUEST" shall have the meaning set forth in
Section 10.2.

                  "C&D SENIOR CREDIT FACILITY" shall mean that certain credit agreement, to be entered into by C&D on or before the Closing Date, providing for senior secured borrowings by C&D in an amount of up to approximately $510.0 million, as the same may be amended, refinanced or replaced from time to time, provided that the provisions of any such amendment, refinancing or replacement are substantially similar to, and no more restrictive than, the provisions so amended, refinanced or replaced, in each case as such provisions relate to
Section 13.2 hereof.

                  "CALL EXERCISE PRICE" shall have the meaning set forth in
Section 10.1.

                  "CALL OPTION" shall have the meaning set forth in Section
10.1.

                  "CALL PERIOD" shall have the meaning set forth in Section
10.1.

                  "CAPITAL ACCOUNT" shall have the meaning set forth in Section 3.7.

                  "CAPITAL CONTRIBUTION" shall mean any contribution of cash, property or services to the Company or the obligation to contribute cash, property or services to the Company made by or on behalf of a Member, initially in the amounts set forth in Section 3.2.

                  "CERTIFICATE OF FORMATION" shall mean the certificate of formation of the Company filed in the Office of the Secretary of State of the State of Delaware on March 9, 2001 pursuant to the Act and through which the Company has been formed.

                  "CHANGE OF CONTROL PUT" shall have the meaning set forth in
Section 10.4.

                  "CLAIMS" shall have the meaning set forth in Section 12.2.

                  "CLOSING" shall have the meaning set forth in the Asset Purchase Agreement.

                  "CLOSING DATE" shall mean the date of the Closing.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                  "COMPANY" shall have the meaning set forth in the Preamble.

                  "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 13.4.

                  "CONSOLIDATED DEBT" shall mean, with respect to any Person and its Subsidiaries on any date of determination, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person and its Subsidiaries for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person and its Subsidiaries in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);
(iv) all obligations of such Person and its Subsidiaries to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued current liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all capitalized lease obligations of such Person and its Subsidiaries; (vi) the amount of all obligations of such Person and its Subsidiaries with respect to the redemption, repayment or other repurchase of any mandatorily redeemable capital stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued dividends); (vii) all indebtedness of other Persons secured by a lien on any asset of such Person or any Subsidiary of such Person, whether or not such indebtedness is assumed by such Person or its Subsidiary; provided, however, that the amount of indebtedness of such Person or its Subsidiary shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness of such other Persons; (viii) all hedging obligations of such Person and its Subsidiaries; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person and its Subsidiaries are responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; provided, however, that "Consolidated Debt" of a Person shall not include any liability of such Person or any of its Subsidiaries for federal, state, provincial, foreign, local or other taxes owed or owing by such Person or its Subsidiaries. The amount of indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

                  "CONSOLIDATED EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and any non-cash impairment charges related to goodwill, other intangibles or long-lived assets, (iv) any expense or charges related to any equity offering, investment or indebtedness, in each case whether or not consummated or incurred, (v) the amount of any minority interest expense, (vi) the amount, up to $1.0 million per year, paid to Kelso in respect of management, monitoring, consulting and advisory fees, and (vii) any non-cash charges resulting from any write-up of assets of such Person or any of its Subsidiaries in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

                  "CONSOLIDATED INTEREST EXPENSE" shall mean, with respect to any Person for any period, (i) the total interest expense of such Person and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of such Person and its Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to capitalized lease obligations, (b) amortization of debt discount, (c) the interest portion of any deferred payment obligation, and (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) dividends paid in cash in respect of preferred stock of such Person held by Persons (other than such Person or a Subsidiary of such Person) and minus (iii) to the extent otherwise included in such interest expense, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to interest rate hedging or similar agreements.

                  "CONSOLIDATED NET INCOME" shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries, determined on a consolidated basis and in accordance with generally accepted accounting principals and before any reduction in respect of dividends payable on preferred stock; provided, that there shall not be included in such Consolidated Net Income: (i) any net income of any other Person in which such Person has an investment (other than any Subsidiary) accounted for by the equity method of accounting, except that such Person's equity in the net income (but not loss) of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such other Person during such period to the Person or its Subsidiary as a dividend or other distribution; (ii) any net income (loss) of any other Person acquired by such Person or its Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any gain or loss realized upon the sale or other disposition of any asset of such Person or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the such Person's board of directors or similar governing body); (iv) any extraordinary, unusual or nonrecurring gain, loss or charge, including expenses incurred in connection with the Acquisition; (v) the cumulative effect of a change in accounting principles; (vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of indebtedness; (vii) any unrealized gains or losses in respect of foreign exchange contracts, currency agreements, or similar arrangements; (viii) any unrealized foreign currency transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, and (ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

                  "COVERED PERSON" shall have the meaning set forth in Section 12.1.

                  "DISTRIBUTION" shall mean a transfer of cash or property by the Company to a Member on account of such Member's Interests as described in
Article VII.

                  "EQUITY INTERESTS PERCENTAGE" shall mean, for any Member, the percentage obtained by dividing (x) the number of Interests owned by such Member by (y) the total number of Interests issued and outstanding in the Company.

                  "EVENT OF DISSOLUTION" shall have the meaning set forth in
Section 11.1.

                  "EXCESS CONTRIBUTION BALANCE" shall mean, on any date of determination, with respect to the Kelso Member's capital contribution, (i) $5.0 million less (ii) the amount of any Excess Contribution Repayments received prior to such date pursuant to Section 9.4.

                  "EXCESS CONTRIBUTION REPAYMENT" shall have the meaning set forth in Section 9.4.

                  "EXERCISE DATE" shall have the meaning set forth in Section 10.1.

                  "FAIR MARKET VALUE" shall have the meaning set forth in
Section 10.5.

                  "FINANCIAL ADVISORY SERVICES AGREEMENT" shall mean that certain letter agreement, dated as of August 14, 2001, between the Company and Kelso, providing for the payment by the Company to Kelso of (i) a transaction fee of $4.5 million, payable on or about the Closing Date and (ii) an annual advisory fee.

                  "FISCAL YEAR" shall have the meaning set forth in Section
2.10.

                  "INDEMNIFIED PERSON" and "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 12.2.

                  "INITIAL DIRECTORS" shall have the meaning set forth in
Section 5.2.

                  "INSOLVENCY EVENT" shall mean, with respect to any Person, the filing of an involuntary petition in bankruptcy or similar proceeding against such Party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Person shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition in bankruptcy or similar proceeding or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

                  "INTEREST" shall have the meaning set forth in Section 3.1.

                  "INTERIM LLC AGREEMENT" shall have the meaning set forth in the Recitals.

                  "KELSO" shall have the meaning set forth in the Recitals.

                  "KELSO BLOCKERS" shall have the meaning set forth in the Recitals.

                  "KELSO BLOCKERS HOLDINGS" shall have the meaning set forth in the Recitals.

                  "KELSO DIRECTORS" shall have the meaning set forth in Section 5.2.

                  "KELSO FIRST OFFER PRICE" shall have the meaning set forth in
Section 10.3.

                  "KELSO INITIAL CONTRIBUTION" shall have the meaning set forth in Section 3.2.

                  "KELSO MEMBER" shall have the meaning set forth in the Preamble.

                  "KELSO PURCHASE REQUEST" shall have the meaning set forth in
Section 10.3.

                  "KEP VI" shall have the meaning set forth in the Recitals.

                  "KIA VI" shall have the meaning set forth in the Recitals.

                  "LAMBERT-KAY ASSETS" shall mean the properties, assets and liabilities related to the Lambert-Kay brand, as purchased or assumed by the Company pursuant to the Asset Purchase Agreement and to be sold to, or assumed by, C&D pursuant to the Product Line Purchase Agreement.

                  "LIEN" shall have the meaning set forth in Section 13.4.

                  "MANAGEMENT SERVICES AGREEMENT" shall mean the Management Services Agreement, substantially in the form of Exhibit A hereto.

                  "MANUFACTURING AGREEMENT" shall mean the Manufacturing and Distribution Agreement, substantially in the form of Exhibit B hereto.

                  "MEMBER" shall have the meaning set forth in the Preamble.

                  "NET LOSS" shall mean, with respect to any period, the net loss, if any, of the Company for such period as determined for U.S. federal income tax purposes (taking into account items of Company loss specially allocated pursuant to Section 7.3), provided that such loss shall be (i) decreased by the amount of all income of the Company during such period that is exempt from U.S. federal income tax, and (ii) increased by the amount of all expenditures of the Company during such period which are not deductible in computing the Company's income for U.S. federal income tax purposes and which do not constitute capital expenditures of the Company.

                  "NET PROFIT" shall mean, with respect to any period, the net income, if any, of the Company for such period as determined for U.S. federal income tax purposes (taking into account items of Company income specially allocated pursuant to Section 7.3), provided that such income shall be (i) increased by the amount of all income of the Company during such period that is exempt from U.S. federal income tax, and (ii) decreased by the amount of all expenditures of the Company during such period that are not deductible in computing the Company's income for U.S. federal income tax purposes and that do not constitute capital expenditures of the Company.

                  "OFFICER" shall have the meaning set forth in Section 6.2.

                  "PERSON" shall mean an individual, trust, estate, corporation, partnership, limited liability company or any other incorporated or unincorporated entity permitted to be a member of a limited liability company under the Act.

                  "PRODUCT LINE PURCHASE AGREEMENT" shall mean the Amended and Restated Product Line Purchase Agreement, dated as of July 30, 2001 and effective as of May 7, 2001, by and between the Company and C&D, as the same may be amended from time to time.

                  "REGULATIONS" shall mean, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

                  "REQUIRED MAJORITY" shall have the meaning set forth in
Section 5.8.

                  "SELLER" shall have the meaning set forth in the Recitals.

                  "SENIOR CREDIT FACILITY" shall mean that certain Credit Agreement, dated as of the Closing Date, by and among the Company, the Lenders named therein, and The Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

                  "SENIOR SUBORDINATED NOTES" shall mean the Senior Subordinated

Notes of the Company, issued pursuant to that certain Indenture, dated as of August 28, 2001, between the Company and Armkel Finance, Inc., as issuers, and The Bank of New York, as Trustee.

                  "SUBSIDIARY" shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power or shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of the governing board, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.

                  "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (including any withholding taxes for which KEP VI, KIA VI, or any Kelso Blocker is responsible as a result of distributions or any other payments), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

                  "TAX AUTHORITY" means any governmental entity responsible for the imposition of any Tax.

                  "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

                  "TAXABLE YEAR" shall mean the taxable year of the Company as determined for federal income tax purposes.

                  "TRANSFER" shall have the meaning set forth in Section 9.1.


                                   ARTICLE II

                          THE LIMITED LIABILITY COMPANY

         SECTION II.1 FORMATION. Kelso and C&D have previously formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

         SECTION II.2 NAME. The name of the Company shall be "Armkel, LLC" and its business shall be carried on under such name or any fictitious name or names selected by the Board from time to time, provided that any such name reflects the Company's status as a limited liability company or is otherwise permitted by applicable law.

         SECTION II.3 BUSINESS PURPOSES. The Company is formed for the purpose of acquiring, holding and operating the assets which comprise the consumer products business of Seller before the Closing Date, as such business may be expanded through internal growth or acquisitions of related assets or businesses (the "BUSINESS"). The Company shall have the authority to do all things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and operation of the Business, and to carry on any lawful business, purpose or activity permitted by the Act which is consistent with the foregoing or related to the Business.

         SECTION II.4 COMPANY POWERS. The Company and, subject to Section 4.2, the Board (acting on behalf of the Company), shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes of the Company specified in Section 2.3 hereof, including, without limitation, the power:

                  (1) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, license, pledge or otherwise dispose of the Company's interests in assets or any property held by the Company, including, without limitation, interests in real estate, intellectual property rights and other proprietary processes, products or services;

                  (2) to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

                  (3) to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Company purposes;

                  (4) to bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

                  (5) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

                  (6) to make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the sole judgment of the Board, be necessary or appropriate to further the business purposes of the Company;

                  (7) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Business, and to take or omit to take such other action in connection with the Business as may be necessary or desirable to further the Business; and (1)

                  (8) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Business.

         SECTION II.5 REGISTERED OFFICE AND AGENT. The location of the registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19801. The Company's registered agent at such address shall be Corporation Trust Company. The Board may, from time to time, change the Company's registered office or registered agent, and shall forthwith amend the Certificate of Formation to reflect such change.

         SECTION II.6 TERM. The existence of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the Act and, subject to the provisions of Article XI below, the Company shall have perpetual existence.

         SECTION II.7 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at 469 North Harrison Street, Princeton, NJ 08543, or at such other location as the Board may, from time to time, select.

         SECTION II.8 TITLE TO COMPANY PROPERTY. Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Members individually. The Interests of each Member shall constitute personal property.

         SECTION II.9 BUSINESS TRANSACTIONS OF THE MEMBERS WITH THE COMPANY. In accordance with Section 18-107 of the Act, each Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

         SECTION II.10 FISCAL YEAR. The fiscal year and tax year of the Company (the "FISCAL YEAR") for financial statement purposes shall end on December 31 of each year, or such other date as may be determined by the Required Majority from time to time or otherwise required under applicable law.

                                   ARTICLE III

                       CAPITAL STRUCTURE AND CONTRIBUTIONS

         SECTION III.1 CAPITAL STRUCTURE. The capital structure of the Company shall consist of one class of ownership interests in the Company (the "INTERESTS"). Except as provided in
Article V, all Interests shall have the same relative rights, powers and duties.

         SECTION III.2 INITIAL CAPITAL CONTRIBUTIONS. On or prior to the Closing Date, each Member shall make the following Capital Contributions in consideration for their respective Interests:

                  (9) C&D shall contribute cash in the amount of $111,750,000 (the "C&D INITIAL CONTRIBUTION"); and

                  (10) the Kelso Member shall contribute cash in the amount of $116,750,000 (the "KELSO INITIAL CONTRIBUTION").

Following the Initial Capital Contributions, the Interests of the Members shall be fully paid and non-assessable, and the ownership of the Interests and the Equity Interest Percentage for each Member shall be as set forth on Schedule II annexed hereto. Schedule II shall be amended from time to time to appropriately reflect any Transfer of Interests in the Company and any additional Capital Contributions made in exchange for Interests in the Company, whether by new or existing Members.

         SECTION III.3 NO MANDATORY CAPITAL CONTRIBUTIONS. No Member shall at any time be required to make any additional Capital Contribution to the Company except as provided in Section 3.4. No Member shall at any time be required to make any payments to cure any deficit or negative balance which may exist from time to time in such Member's Capital Account (as defined in Section 3.7 below).

         SECTION III.4 DISCRETIONARY CAPITAL CONTRIBUTIONS. From time to time, the Members may determine that additional Capital Contributions are necessary or appropriate for the conduct of the Company's business and affairs, including without limitation expansion or diversification, and may request that the Members make additional Capital Contributions in amounts determined by the Board and approved by the Members. The Members (or any Person so designated by the Members) shall agree on all aspects of any such additional Capital Contribution, such as the amount and nature of the consideration to be contributed to the Company, the Interests to be received by the contributing Member, the resulting dilution of Equity Ownership Percentage to be incurred by the other Members, and the extent to which Members will participate in the allocations and distributions of the Company as a result thereof.

         SECTION III.5 INTEREST ON CAPITAL CONTRIBUTIONS. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as provided in this Agreement. If any Member withdraws from the Company pursuant to the terms hereof, such Member shall remain obligated for any unpaid Capital Contributions and shall not be entitled to a return of its Capital Contribution.

         SECTION III.6 RETURN OF CAPITAL CONTRIBUTIONS. No Member shall have the right to withdraw any Capital Contributions or to demand and receive property, including cash, of the Company. Except as may be specifically provided in this Agreement, no Member shall have the right to any Distribution in respect of its Capital Contribution.

         SECTION III.7 MAINTENANCE OF CAPITAL ACCOUNTS. There shall be established and maintained throughout the full term of the Company in accordance with Treasury Regulations Section 1.704-1(b) a capital account ("CAPITAL ACCOUNT") for each Member. Each Member shall have only one Capital Account, regardless of the number or amount of Interests in the Company owned by such Member and regardless of the time or manner in which such Interests were acquired by such Member. Pursuant to the rules of section 1.704-1(b)(2)(iv) of the Regulations, the balance in each Member's Capital Account shall be:

                  (11) increased by the amount of money contributed by such Member (or such Member's predecessor in interest) to the capital of the Company pursuant to this Article III and decreased by the amount of any cash Distribution to such Member (or such Member's predecessor in interest) pursuant to Article VII hereof;

                  (12) increased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) contributed by such Member (or such Member's predecessor in interest) to the capital of the Company pursuant to this Article III (net of all liabilities secured by such property that the Company is considered to assume or take subject to, under section 752 of the Code) and decreased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) distributed to such Member (or such Member's predecessor in interest) by the Company pursuant to Article VII hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to, under section 752 of the Code);

                  (13) increased by Company Net Profit or items of income or gain allocated to such Member (or such Member's predecessor in interest) pursuant to Article VII hereof;

                  (14) decreased by Company Net Loss or items of loss or deduction allocated to such Member (or such Member's predecessor in interest) pursuant to Article VII hereof; and

                  (15) otherwise adjusted in accordance with the other Capital Account maintenance rules of section 1.704-1(b)(2)(iv) of the Regulations.

This Section 3.7 and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

                                   ARTICLE IV

                                   THE MEMBERS

         SECTION IV.1 MEMBERS. Following the Initial Capital Contributions set forth in Section 3.2, the names, addresses and Interests of each Member are as set forth on Schedule II of this Agreement. New Members shall be admitted only upon the unanimous vote of all Members. When any additional Member is to be admitted, this Agreement and Schedule II shall be amended to reflect the terms of such admission.

         SECTION IV.2 ACTIONS REQUIRING UNANIMOUS CONSENT OF THE MEMBERS. Notwithstanding anything to the contrary herein, without the unanimous consent of the Members duly obtained pursuant to Section 4.3 hereof, the Company shall not be permitted to:

                  (16) admit additional Members;

                  (17) increase or decrease the size of the Board;

            (18) amend this Agreement;

            (19) engage in any activity not consistent with the purpose of the Company as set forth in Section 2.3;

            (20) except for the transactions contemplated by the Product Line Purchase Agreement, sell ownership interests in, or substantially all the assets of, any Subsidiary of the Company; or

            (21) appoint or replace the Tax Matters Member pursuant to Section 8.4.

      SECTION IV.3 Action by the Members. Any action of the Members shall require the unanimous vote, approval or consent of each of the Members at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to subparagraph (b) below.

            (22) Member Meetings. Meetings of the Members may be called by the Board and shall be held upon at least three (3) Business Days' prior written notice of the time and place of such meeting given by the Board to each Member. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone facilities. For any meetings of the Members, the presence of all Members, either in person or by proxy, shall constitute a quorum for the transaction of any business.

            (23) Action by Written Consent. Any action required, or permitted under the Act or this Agreement, to be taken by the Members, and any action otherwise referred to the Members for their approval by the Board, may be taken by the Members without a meeting if authorized by the unanimous written consent of the Members. A copy of the action taken by written consent shall be filed with the records of the Company.

      SECTION IV.4 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement shall not in and of itself be grounds for imposing personal liability on a Member.

      SECTION IV.5 POWER TO BIND THE COMPANY. No Member (acting in its capacity as such) shall have the authority to bind the Company or any other Member to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action (and authorizing such Member to bind the Company with respect to such action) which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

        SECTION IV.6 CALLING SPECIAL MEETINGS FOR THE ENFORCEMENT OF CORPORATE GOVERNANCE PROVISIONS. In order to effectuate the provisions of this Article IV, each Member hereby agrees that when any action or vote is required to be taken by such Member pursuant to this Agreement, such Member shall use its reasonable best efforts to call, or cause the appropriate officers and Directors of the Company to call, a special or annual meeting of the Members of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meeting to effectuate such Member action.

                                    ARTICLE V

                             THE BOARD OF DIRECTORS

      SECTION V.1 THE BOARD OF DIRECTORS. The Members shall establish a Board of Directors (the "BOARD"), which shall be responsible for policy-setting, approving the overall direction of the Company and making decisions affecting the business and affairs of the Company. Each director shall be a "manager" of the Company within the meaning of Sections 18-101(10) and 18-401 of the Act.

      SECTION V.2 SIZE OF BOARD; APPOINTMENT OF DIRECTORS. The Board of the Company shall consist of six (6) members, three of which shall be designated by C&D (the "C&D DIRECTORS") and three of which shall be designated by the Kelso Member (the "KELSO DIRECTORS"). The Chairman of the Board shall be a C&D Director. The Initial directors shall be those Persons set forth on Schedule III attached hereto (the "INITIAL DIRECTORS"). The Initial Directors shall serve until voluntary resignation or retirement, or removal with or without cause by the Member appointing such Director.

      SECTION V.3 REMOVAL AND REPLACEMENT OF DIRECTORS. The directors designated pursuant to Section 5.2 by C&D and the Kelso Member may be changed from time to time by C&D and the Kelso Member, respectively. C&D and the Kelso Member shall each have the exclusive right to remove their respective designees, with or without cause, and to fill any vacancy caused by the removal, resignation, death or disability of any of their respective designees.

      SECTION V.4 DUTIES OF THE BOARD. The Board shall manage, or cause to be managed, the affairs of the Company in a prudent manner and shall devote such time to Company affairs as shall be necessary for the conduct of such affairs. Without limiting the generality of the foregoing, the Board's duties shall include the following:

            (24) to render periodic progress reports to the Members;

            (25) to oversee the maintenance of complete and accurate records of all operations of the Company and to maintain accurate books of account;

            (26) to prepare and distribute to the Members financial and other information regarding the Company;

            (27) to prepare and distribute to the Members all necessary tax reporting information;

            (28) to take such actions as may be necessary to maintain the Company and its Subsidiaries, as appropriate, as limited liability companies in accordance with the Act;

            (29) to make Distributions to the Members pursuant to Article VII of this Agreement; and

            (30) to consider the matters set forth in Sections 5.7 and 5.8.

      SECTION V.5 MEETINGS OF THE BOARD.

            (31) The Board shall meet at such times as determined by the

Board to be necessary for the management of the Company's business. Meetings of the Board may be called by the Chairman of the Board or any two Directors on at least two (2) Business Days' prior written notice of the time and place of such meeting. An equal number of C&D Directors and Kelso Directors must be present at any meeting of the Board in order for a quorum to be established. (1)

            (32) Notice of any Board meeting may be waived by any Director, either by attendance or in writing before or after such meeting.

            (33) Subject to the provisions of Section 5.8, all actions of the Board shall require the affirmative vote of a majority of the Directors voting at any meeting at which a quorum is present. For the avoidance of doubt, the vote of the Chairman of the Board shall be accorded the same weight as the vote of the other Directors in all matters voted upon by the Board; nothing contained in this Agreement shall create a special "tie-breaking vote" or "supervote" for the Chairman.

            (34) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Managers then in office consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

      SECTION V.6 COMMITTEES. The Board may designate one or more committees, each of which will consist of an equal number of C&D Directors and Kelso Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee; provided, that if the member being replaced is a C&D Director, then his or her replacement shall also be a C&D Director and if the member being replaced is a Kelso Director, then his or her replacement shall also be a Kelso Director. Any committee, to the extent permitted by applicable law and by this Agreement and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required.

      SECTION V.7 ACTIONS REQUIRING CONSIDERATION BY BOARD. Without limiting the provisions of Section 5.1 hereof, any act or action to be taken or required to be taken by the Company pursuant to the terms of, or any amendment, modification, or waiver of, (i) this Agreement, (ii) the Asset Purchase Agreement, (iii) any other agreement contemplated by this Agreement or the Asset Purchase Agreement, or (iv) any employee stock, bonus or other incentive plan or arrangement, shall require approval or action by the Board in accordance with the provisions of this
Article V; provided that the Officers of the Company are authorized to prepare, execute, deliver and, if necessary, file, at any time and from time to time, any and all such instruments, deeds, requests, receipts, notes, applications, reports, certificates, filings and other documents with any foreign, federal, state or regulatory agencies or authorities and to obtain such consents as they, or any one of them, shall deem appropriate, necessary or advisable to carry out any action duly approved by the Board.

      SECTION V.8 ACTIONS REQUIRING APPROVAL OF REQUIRED MAJORITY. Notwithstanding anything to the contrary herein, without the consent of at least one C&D Director and one Kelso Director (the "REQUIRED MAJORITY") present at a meeting at which a quorum is present, the Company and its Subsidiaries shall not be permitted to:

            (35) amend its certificate of formation or other organizational documents;

            (36) issue, sell, purchase or redeem any Interests, warrants, options or other securities, including pursuant to Section 3.4 hereof;

            (37) declare any dividend or other Distribution;

            (38) merge or consolidate with or into any other entity, whether or not the Company or such Subsidiary survives such merger;

            (39) except for (i) sales of inventory in the ordinary course of business, (ii) the sale of the Arrid Assets and the Lambert-Kay Assets pursuant to the Product Line Purchase Agreement, or (iii) as otherwise expressly contemplated and approved (including with respect to sale price) in the Company's annual operating plan or budget, sell, assign or transfer in any single transaction or related series of transactions any assets or properties whose value is in excess of $5.0 million;

            (40) incur or guarantee any new indebtedness in excess of $5.0 million or refinance any indebtedness incurred at the Closing (it being understood that ordinary course borrowings under the Senior Credit Facility or the Senior Subordinated Notes shall not constitute "new" indebtedness for purposes of this clause (f));

            (41) except as expressly contemplated in the Company's annual operating plan or budget, make any capital expenditure in excess of $1.0 million, individually, or $3.0 million, in the aggregate, in any Fiscal Year;

            (42) approve the annual operating plan or budget or any material modification thereto;

            (43) make any investment in any entity in excess of $5.0 million;

            (44) except as expressly contemplated in the annual operating plan or budget, close any plant or facility;

            (45) renew the Management Services Agreement or the Manufacturing Agreement (other than the automatic one-year renewals as provided by the terms thereof);

            (46) except as otherwise provided in this Agreement, enter into any contract or agreement providing for payments to be made or received by the Company in excess of $5.0 million in any Fiscal Year;

            (47) remove or replace or modify the terms of employment of the Chief Executive Officer, the Chief Financial Officer or any other Officer with annual base compensation in excess of $250,000 (subject to provisions set forth in Section 6.3 hereof);

            (48) other than as contemplated by the Management Services Agreement, the Manufacturing Agreement, the C&D Fee Letter, the Financial Advisory Services Agreement or in connection with the Product Line Purchase Agreement (including the Arrid Manufacturing Agreement), enter into any transaction with, or make any payments or distributions to, any Member or any of its Affiliates which would involve the receipt or expenditure by the Company or any of its Subsidiaries of more than $1.0 million, in any case or in the aggregate, in any fiscal year;

            (49) commence or settle any suit, action or other administrative proceeding, except for suits, actions or other proceedings brought in the ordinary course of business where the amount of potential damages does not exceed $1.0 million;

            (50) file any petition seeking bankruptcy protection or similar relief; or

            (51) select or replace the Company's independent public accountants (it being agreed that the Company's initial independent public accountants shall be Deloitte & Touche LLP) or adopt or modify its accounting principles and practices. (1)

      SECTION V.9 DEADLOCKS ON CERTAIN ITEMS. In the event that, from time to time, the Board shall be unable to reach agreement on the matters set forth in
Section 5.8(h), the Company will continue to be managed in accordance with the last duly approved annual operating plan or budget, as adjusted to reflect an increase of each individual operating expense and capital expenditures of up to five percent (5%) per year.

      SECTION V.10 POWER TO BIND COMPANY. No Director (acting in his or her capacity as such) shall have any authority to bind the Company with respect to any matter except pursuant to a resolution expressly authorizing such action (and authorizing such Director to bind the Company with respect to such action) which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

      SECTION V.11 LIABILITY OF DIRECTORS. In carrying out their duties, no Director shall be liable to the Company or to any of the Members for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, except as otherwise required by applicable law.


                                   ARTICLE VI

                            MANAGEMENT OF THE COMPANY

      SECTION VI.1 MANAGEMENT SERVICES AGREEMENT. Substantially concurrently with the Closing of the Acquisition, the Company shall enter into the Management Services Agreement and the Manufacturing Agreement with C&D concerning the performance of certain administrative and management services by C&D for the Company and its Subsidiaries.

      SECTION VI.2 OFFICERS. (a) The day-to day operations of the Company shall be managed by its officers, which shall include a Chief Executive Officer, a Chief Financial Officer and such other officers as may from time to time be appointed by the Board of Directors (collectively, the "OFFICERS"). Subject to
Section 6.3(c), the Officers shall be dedicated full-time to the management of the day-to-day operations of the Company (including the general supervision and control of the Officers, employees and day-to-day business and affairs of the Company) and shall perform their duties in a manner consistent with the Management Services Agreement and the approved business plan and budget, with directions which may be given from time to time by the Board. All such Officers shall serve until voluntary resignation or retirement, or removal in accordance with the terms hereof. The Members shall agree upon the identities and compensation of the initial Officers of the Company.

            (52) Except as set forth in this Article VI, the Officers may be removed at any time by the affirmative vote of the Board required for such matter pursuant to this Agreement or the Act, or by the Chief Executive Officer. Except as set forth in this Article VI, any vacancy in any Officer position may be filled by the affirmative vote of the Board required for such matter pursuant to this Agreement or the Act, or by the Chief Executive Officer.

      SECTION VI.3 CHIEF EXECUTIVE OFFICER. (a) The Chief Executive Officer will have the responsibility for oversight of the Management Services Agreement and the Manufacturing Agreement, for the general supervision, direction and control of the Officers, employees, day-to-day business and affairs of the Company, and for such other duties appropriate to such office and not inconsistent therewith as may be delegated to him by the Board of Directors of the Company. Subject to
Section 6.3(c), the Chief Executive Officer shall be dedicated full-time to the operations of the Company.

         (b) The Chief Executive Officer may be removed (i) at any time by the Required Majority of the Board or (ii) by the Kelso Member (x) at any time after the first anniversary of the Closing Date in the event that the Consolidated EBITDA of the Company for its first year of operations is at least twenty-five percent (25%) less than the "Projected Consolidated EBITDA" set forth in the initial annual budget or business plan approved by the Board for such period and (y) at any time after the fifteenth month following the Closing Date, in the event that the Consolidated EBITDA of the Company for the four full fiscal quarters immediately preceding such removal date is at least twenty-five percent (25%) less than the aggregate "Projected

Consolidated EBITDA" set forth in the quarterly budgets or business plans approved by the Board for such four preceding fiscal quarters. Any vacancy in the Chief Executive Officer position shall be filled by the Required Majority of the Board.

         (c) Following the Closing Date, Robert A. Davies III shall serve as the interim Chief Executive Officer. Mr. Davies shall serve in such capacity until his resignation, retirement or until he is otherwise removed in accordance with the provisions of Section 6.3(b). The Members acknowledge that Mr. Davies also serves as Chairman and Chief Executive Officer of C&D.

      SECTION VI.4 CHIEF FINANCIAL OFFICER. (a) The Chief Financial Officer will have the responsibility for oversight of the Company's financial reporting and for such other duties appropriate to such office and not inconsistent therewith as may be delegated to him by the Board of Directors or the Chief Executive Officer of the Company. The Chief Financial Officer shall be dedicated full-time to the operations of the Company.

            (53) Any vacancy in the Chief Financial Officer position shall be filled by the Required Majority of the Board.


                                   ARTICLE VII

                          ALLOCATIONS AND DISTRIBUTIONS

      SECTION VII.1 ALLOCATION OF PROFITS AND LOSSES. After giving effect to the special allocations set forth in Section 7.3, Net Profits and Net Losses and each item of income, gain, loss, deduction and credit thereof of the Company shall be determined for each Fiscal Year in accordance with the accounting method used by the Company for federal income tax purposes and shall be allocated among the Members as follows:

            (54) Net Losses shall be allocated among the Members as follows:

                  (i) First, to the Members in accordance with their respective Equity Interests Percentage; provided, however, that to the extent such allocation would result in any Member having a deficit in such Member's Adjusted Capital Account, allocations of Net Loss shall be made pursuant to Section 7.1(a)(ii) and (iii) exclusively;

                  (ii) Second, to the Members having positive Adjusted Capital Account balances in proportion to the relative amounts of such positive balances until all such balances are reduced to zero; and

                  (iii) Third, the balance of any Net Losses to all Members in accordance with their Equity Interests Percentage;

            (55) Except as otherwise provided in this Article VII, Net Profits shall be allocated among the Members as follows:

                  (i) First, to Members having negative Adjusted Capital Account balances, in proportion to the relative amount each such deficit Adjusted Capital Account balance bears to the aggregate of all such deficit balances, until all such deficit balances are increased to zero;

                  (ii) Second, to the Members to the extent of the excess, if any, of (i) the amount of Net Losses previously allocated to each Member pursuant to Section 7.1(a)(ii) over (ii) the amount of Net Profits previously allocated to each such Member pursuant to this Section 7.1(b)(ii); and

                  (iii) Third, to the Members proportionately in accordance with their respective Equity Interests Percentage.

      SECTION VII.2 TAX ALLOCATIONS. (a) Items of income, gain, loss, deduction and credit realized by the Company shall, for each Fiscal Year, be allocated, for federal, state and local income tax purposes, among the Members, and in the same manner as Net Profits or Net Losses were allocated pursuant to Section 7.1, subject, however, to any adjustment required to comply with Treasury Regulations promulgated under Section 704(b) of the Code, including any adjustment arising as a result of the special tax allocations set forth in subsection 7.3 below.

            (56) Income, gains, losses and deductions, with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the time of the contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

      SECTION VII.3 SPECIAL TAX ALLOCATIONS. Notwithstanding any other provision of this Article VII, the following special allocations shall be made in the following order:

            (57) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in company minimum gain (as defined using the definition of "partnership minimum gain" in Treasury Regulations Sections 1.704-2(b)(2) and (d)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in company minimum gain, determined in accordance with Treasury Regulations Sections 1.704-2(f),
(g) and (j). This subsection 7.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

            (58) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member nonrecourse debt minimum gain attributable to a Member nonrecourse debt (as defined using the definition of "partner nonrecourse debt" in Treasury Regulation Section 1.704-2(i)) during any Fiscal Year, any Member with a share of Company nonrecourse debt minimum gain attributable to such Member's nonrecourse debt at the beginning of such Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in the manner and amounts provided for in the applicable provisions of Treasury Regulation Sections 1.704-2(i) and (j). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

            (59) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member, as the case may be, in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations under Section 704(b) of the Code, the deficit of such Member's Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this subsection 7.3(c) shall be made only if and to the extent that such Member would have such capital account deficit after all other allocations provided for in Sections 7.1 and 7.2 have been tentatively made as if this subsection 7.3(c) were not in this Agreement.

      SECTION VII.4 OTHER ALLOCATION RULES. (a) In each Fiscal Year, Net Profits and Net Losses and each item of income, gain, loss, deduction and credit thereof shall be allocated as of the last day of such Fiscal Year.

            (60) The Members hereby agree to be bound by the provisions of this
Article VII in reporting their respective shares of items of Company income, gain, loss, deduction and credit.

            (61) It is the intention of the Company that the allocations hereunder comply with the provisions of Section 704(b) of the Code and the Treasury Regulations so that the allocations made hereunder will be deemed to have "substantial economic effect" as provided therein. To the extent special allocations of Net Profit or Net Loss are required to comply with the requirements thereof, and which are not otherwise provided for herein, such special allocations shall be made in the manner set forth in the Code and the Treasury Regulations, as determined in good faith by the Members. To the extent any such special allocations are made, subsequent allocations of Net Profit and Net Loss shall be made to offset any economic distortion caused by such special allocations, as determined by the Members.

            (62) If any Member contributes property to the Company with an initial book value to the Company different from its adjusted basis for federal income tax purposes to the Company, or if Company property is revalued pursuant to Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations or as otherwise required by the Treasury Regulations, Net Profits and Net Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Company of such contributed or revalued property equaled its initial book value to the Company as of the date of contribution or revaluation. Credits or debits to Capital Accounts due to a revaluation of Company assets in accordance with
Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, or due to a distribution of noncash assets, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Profit and Net Loss.

      SECTION VII.5 DISTRIBUTIONS. Subject to the provisions of Sections 7.7 and
7.8 of this Agreement, Distributions of available cash may be made as the Required Majority of the Board shall deem appropriate in immediately available funds to the Members in accordance with their Equity Interest Percentage or the provisions of Section 9.4.

      SECTION VII.6 TAX DISTRIBUTIONS. Subject to Sections 7.7 and 7.8, to the extent that a Member is allocated taxable income from the Company as a result of it being a Member, the Company shall, prior to any Distribution pursuant to
Section 7.5, make Distributions to the Members in amounts and at times to be determined as set forth in the immediately following sentences. The amount distributable pursuant to this Section 7.6 shall be the amount, and shall be distributable at such times, that would be necessary to enable the Company to discharge its United States federal, state, provincial, foreign and local income tax liability assuming that the Company and its domestic non-corporate Subsidiaries were collectively a U.S. corporation subject to Federal, state, provincial, foreign and local taxes at a combined effective corporate tax rate of 42%. Such amount shall be distributed to the Members in accordance with their Equity Interests Percentages.

      SECTION VII.7 RESTRICTIONS ON DISTRIBUTIONS. The foregoing provisions of this Article VII to the contrary notwithstanding, no Distribution under this
Article VII shall be made if, and for so long as, such Distribution would violate any contract or agreement to which the Company is a party or any law (including, without limitation, Section 18-607 of the Act), rule, regulation, order or directive of any governmental authority then applicable to the Company.

      SECTION VII.8 WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company is authorized to take any action that it reasonably determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or Distribution by the Company to any Member or other Person. All amounts so withheld, and, in the manner determined by the Company, amounts withheld with respect to any allocation, payment or distribution by any Person to the Company, shall be treated as Distributions to the applicable Member under the applicable provisions of this Agreement, as the case may be. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under applicable provisions of this Agreement or if any such withholding requirement was not satisfied with respect to any amount previously allocated, paid or distributed to such Member, such Member and any successor or assignee with respect to such Member's Interest hereby indemnifies and agrees to hold harmless the other Member and the Company for such excess amount or such withholding requirement, as the case may be. Any amount so withheld by the Company shall be promptly paid by the Company to the appropriate federal, state or local taxing authority.

      SECTION VII.9 FINAL DISTRIBUTION. The final distributions following dissolution of the Company shall be made in accordance with the provisions of
Section 11.2.

      SECTION VII.10 ALLOCATIONS AND DISTRIBUTIONS IN RESPECT OF INTERESTS TRANSFERRED. (a If any Interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction or credit of the Company for such Fiscal Year shall be assigned to the particular period of such Fiscal Year to which such item is attributable on the basis of the interim closing of the books method and the amount of each such item so assigned to any such day shall be allocated to the Member based upon its respective Interest in the Company at the close of such day. For the purpose of accounting convenience and simplicity, the Company may treat a Transfer of, or an increase or decrease in, an Interest in the Company which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, or decrease actually occurs (i.e., sales and dispositions made during the first 15 days of any month may be deemed to have been made on the first day of the month and sales and dispositions thereafter may be deemed to have been made on the 16th day of the month).

            (63) Distributions of Company assets in respect of an Interest in the Company shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Interests in respect of which such Distributions are made on the actual date of Distribution. Neither the Company nor any Member shall incur any liability for making Distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any Transfer or purported Transfer of ownership of any Interest in the Company.

      SECTION VII.11 DETERMINATIONS BY THE MEMBERS. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Required Majority of the Board. Such determinations shall be final and conclusive as to all Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member, or the Company, is constructively attributed to, respectively, the Company or any Member, or any contribution to or Distribution by the Company or any payment by any Member or the Company is recharacterized, the Members may specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 7.11 had not occurred. In the event that the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate their intended economic sharing arrangement, then each Member agrees to take such action as they decide jointly, in good faith, is required to effect such result.


                                  ARTICLE VIII

                   REPORTS, ACCOUNTS AND ACCESS TO INFORMATION

      SECTION VIII.1 ACCESS TO INFORMATION. (a The Members shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Required Majority of the Board shall select. The books and records of the Company and each of its Subsidiaries shall be reasonably available for inspection and review by representatives and agents of each of the Members upon request.)

            (64) Representatives of each of the Members shall have reasonable access to the plants and properties of the Company and its Subsidiaries for the purpose of inspecting such plants and properties and the operations thereon from time to time. In addition, each of the Members shall have reasonable access to the employees and representatives of the Company.

      SECTION VIII.2 BANK ACCOUNTS. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company. The funds of the Company will not be commingled with the funds of any other Person. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by such authorized officers of the Company as the Board may designate.

      SECTION VIII.3 REPORTS. For each Fiscal Year, at the cost and expense of the Company, the Company shall furnish each Member a balance sheet and statements of income and cash flows for such Fiscal Year (all of which shall be audited by the Company's independent accountants) and will make reasonable efforts to cause to be delivered to each Member, as promptly as practicable on or before March 15 of each year, such financial statements for the immediately preceding Fiscal Year. Such financial statements shall be accompanied by a narrative discussion and analysis of the results of operations of the Company. In addition, the Members shall be provided with financial reports prepared monthly and quarterly in accordance with the customary practice of C&D.

      SECTION VIII.4 FEDERAL TAX MATTERS. C&D shall be the Tax Matters Member, who shall be considered the tax matters partner for purposes of Section 6231 of the Code. Appointment of a replacement Tax Matters Member shall require the unanimous approval of the Members. The Tax Matters Member shall cause to be prepared and shall sign all tax returns of the Company, make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the Company's books and records or other documents.

      SECTION VIII.5 SPECIAL BASIS ADJUSTMENT. The Tax Matters Member shall not, without the prior written consent of the other Members, such consent not to be unreasonably withheld, make an election for federal income tax purposes to adjust the basis of property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state, local or foreign law, in connection with Distributions.

                                   ARTICLE IX

                TRANSFERS OF INTERESTS; ADMISSION OF NEW MEMBERS

      SECTION IX.1 TRANSFERS. Except as provided in Section 9.2, no Member may sell, assign, transfer, pledge or otherwise dispose of or transfer ("TRANSFER") its Interest without the prior written consent of the other Members. Transfers of the capital stock of the Kelso Blockers by Kelso Blockers Holdings shall be deemed to be a Transfer of an Interest. Any Transfer of an Interest by any Member not made in compliance with this Section 9.1 shall be void and of no effect.

      SECTION IX.2 PERMITTED TRANSFERS. Notwithstanding the provisions of
Section 9.1, (a) C&D shall be permitted to transfer its Interest to any wholly-owned Subsidiary (after which all references in this Agreement to C&D shall be deemed to include such transferee); (b) the Kelso Member shall be permitted to transfer its Interest to any Affiliate of Kelso (after which all references in this Agreement to the Kelso Member shall be deemed to include such transferee), and Kelso Blockers Holdings shall be permitted to transfer the capital stock of the Kelso Blockers to any Affiliate of Kelso (after which all references in this Agreement to Kelso Blockers Holdings shall be deemed to include such transferee); (c) the Members shall be permitted to cause the Transfer of Interests in compliance with the Right of First Offer and Drag-Along provisions set forth in Sections 10.2 and 10.3 below; provided that, with respect to clauses (a) and (b) of this Section 9.2, any such transferee shall agree to be bound by the terms of this Agreement.

      SECTION IX.3 ADMISSION OF ADDITIONAL MEMBERS. No Person shall have any right as a Member of the Company unless and until such Person is admitted as a Member after such approval as is required by, and in compliance with the other conditions set forth in, this Section 9.3. A new Member may be admitted to the Company only with the consent of the Members in accordance with Section 4.2 and only if such person shall have executed an appropriate supplement to this Agreement agreeing to be bound by its terms, as such terms may be modified by such supplement. Any person so admitted shall have all the rights and obligations of a Member hereunder effective on and after the date of admission as a Member of the Company.

      SECTION IX.4 SALES OF SUBSIDIARIES OR DIVISIONS. From time to time, the Members may agree to cause the Company to sell any of its Subsidiaries, assets, product lines or divisions. Notwithstanding anything to the contrary contained in this Agreement, such sale shall be accomplished at the Kelso Member's sole option by either:

         (a) following the distributions contemplated by the next sentence, a sale (i) by the Kelso Blockers Holdings of the capital stock of the Kelso Blocker which tracks and indirectly holds an ownership interest in the Subsidiary being sold and (ii) by C&D of the remaining capital stock or membership interests in the Subsidiary being sold, with the aggregate sales proceeds from clauses (i) and
(ii) above allocated between Kelso Blockers Holdings and C&D in a manner consistent with the distributions made to the Kelso Member and C&D pursuant to the following sentence. Immediately prior to the sales referred to in the previous sentence, the following distributions shall take place: (1) the capital stock or membership interests in the Subsidiary being sold shall be distributed to each Member in the following manner: first, equally between the Kelso Member and C&D, until the Adjusted Capital Contribution Balance of C&D is zero and the Adjusted Capital Contribution Balance of Kelso is $5.0 million; second, to the Kelso Member, until the Kelso Member's Excess Contribution Balance is zero (any amount received by the Kelso Member pursuant to this clause second or clause second in paragraph (b) below and not re-contributed to the Company being referred to herein as the "EXCESS CONTRIBUTION REPAYMENT"); and third, equally between the Kelso Member and C&D; and (2) the Kelso Member shall subsequently distribute its share of the capital stock or membership interest distributed pursuant to clause (1) to the Kelso Blocker which tracks and indirectly holds an ownership interest in the Subsidiary being sold; or

         (b) a sale by the Company of the capital stock or membership interests in the Subsidiary being sold, or the assets, product lines or divisions being sold. The proceeds from any such sales shall be distributed as follows: first, equally between the Kelso Member and C&D, until the Adjusted Capital Contribution Balance of C&D is zero and the Adjusted Capital Contribution Balance of Kelso is $5.0 million; second, to the Kelso Member, until the Kelso Member's Excess Contribution Balance is zero; and third, the remaining proceeds shall be divided equally between the Kelso Member and C&D.

Notwithstanding the foregoing, any sales by the Company contemplated by the Product Line Purchase Agreement shall not be subject to this Section 9.4.


                                    ARTICLE X

                     PREFERENTIAL RIGHTS OF SALE & PURCHASE

      SECTION X.1 CALL OPTION. (a) At any time after the third anniversary of the Closing until and including the fifth anniversary of the Closing (the "CALL PERIOD"), C&D shall have the right (but not the obligation) to purchase from the Kelso Member, and the Kelso Member shall have the obligation to sell to C&D, all (but not less than all) of the Kelso Member's Interests in the Company (such right, the "CALL Option") for an aggregate purchase price determined in accordance with paragraph (c) of this section. If C&D determines to exercise its Call Option, it shall deliver to the Kelso Member a notice of such determination, which notice shall be binding and shall set forth the purchase price and other material terms of the proposed sale as C&D may determine.

            (65) At the option of the Kelso Member, the purchase of the Kelso Member's Interests pursuant to exercise of the Call Option shall be structured so that C&D purchases the stock owned by Kelso Blockers Holdings of the Kelso Blockers.

            (66) The purchase price for the Kelso Member's Interests (regardless of whether or not the structure described in paragraph (b) is utilized) in connection with the exercise of the Call Option (the "CALL EXERCISE PRICE") shall be equal to fifty percent (50%) of the Fair Market Value of the Company at the time notice of exercise of the Call Option is delivered (the "EXERCISE DATE"), as determined pursuant to the valuation procedure described in Section
10.5 hereof; provided, that the Call Exercise Price payable by C&D shall be subject to the floors and caps set forth on Schedule IV attached hereto.

            (67) Following the exercise of the Call Option, the Members shall meet, exchange documents and do all things necessary to conclude the closing of the sale of the Kelso Member's Interests to C&D as expeditiously as possible. The closing with respect to such sale shall occur at the New York offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m. on the thirtieth (30th) day (or if not a Business Day, on the next Business Day) following the final determination of the valuation of the Company pursuant to Section 10.5, or as soon thereafter as possible upon receipt or waiver of all appropriate consents and approvals with respect to the transaction.

      SECTION X.2 SALES BY C&D: RIGHT OF FIRST OFFER, DRAG ALONG RIGHTS. (a At any time after the seventh anniversary of the Closing, C&D may request by notice to the Kelso Member (such request, the "C&D PURCHASE REQUEST") that the Kelso Member purchase all (but not less than all) of its Interests in the Company at a purchase price and other material terms as C&D may determine specified in the C&D Purchase Request (such price and other material terms, the "C&D FIRST OFFER PRICE").

            (68) Within sixty (60) days of receipt of a C&D Purchase Request, the Kelso Member shall notify C&D that it either (i) agrees to purchase all of C&D's Interests at the C&D First Offer Price or (ii) does not intend to accept such offer. The failure to notify C&D within such sixty (60) day period shall be deemed to be a notice that the Kelso Member does not intend to accept such offer. If the Kelso Member has timely notified C&D that the Kelso Member agrees to purchase all of C&D's Interests at the C&D First Offer Price, the Members shall meet, exchange documents and do all things necessary to conclude the closing of the sale of C&D's Interests to the Kelso Member as expeditiously as possible. The closing with respect to such sale shall occur at the New York offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m. on the thirtieth (30th) day (or if not a Business Day, on the next Business Day) following the receipt by C&D of the Kelso Member's notice of its agreement to purchase all of C&D's Interests, or as soon thereafter as possible upon receipt or waiver of all appropriate consents and approvals with respect to the transaction.

            (69) If the Kelso Member declines the offer set forth in a C&D Purchase Request, C&D may elect to cause all of the Company (including the Interests of the Kelso Member) to be sold to a third party, provided that the purchase price paid by such third party must be no lower than an amount equal to
(x) two hundred percent (200%) of the C&D First Offer Price specified in the C&D Purchase Request plus (y) the Excess Contribution Balance. At the Kelso Member's option, any such sale to a third party shall be structured as a sale by Kelso Blockers Holdings of the capital stock in the Kelso Blockers (rather than a sale by the Kelso Member of its Interests) and by C&D of its Interests. If such sale is structured as a sale by the Members of their Interests, the aggregate price paid by the third party shall be allocated as follows: first, equally between the Kelso Member and C&D in an amount equal to each party's Adjusted Capital Contribution Balance (less, in the case of the Kelso Member, the Excess Contribution Balance); second, to the Kelso Member in the amount of the Excess Contribution Balance; and third, the remaining balance shall be divided equally between the Kelso Member and C&D. If such sale is structured as a sale by Kelso Blockers Holdings of the capital stock in the Kelso Blockers and by C&D of its Interests, then the aggregate price paid by the third party shall be allocated as follows: first, equally between Kelso Blockers Holdings, in an amount equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance) and C&D, in an amount equal to its Adjusted Capital Contribution Balance; second, to Kelso Blockers Holdings in the amount of the Kelso Member's Excess Contribution Balance; and third, the remaining balance shall be divided equally between the Kelso Blockers Holdings and C&D. If C&D elects to sell the Company to a third party pursuant to this paragraph (c), it shall deliver to the Kelso Member a notice of its intention to cause such a sale at least thirty (30) days before the consummation of any such sale.

      SECTION X.3 SALES BY KELSO: RIGHT OF FIRST OFFER, DRAG-ALONG RIGHTS. (a) At any time after the fifth anniversary of the Closing, the Kelso Member may request by notice to C&D (such request, a "KELSO PURCHASE REQUEST") that C&D purchase all (but not less than all) of its Interests in the Company at a purchase price and other material terms as the Kelso Member may determine specified in the Kelso Purchase Request (such price and other material terms, the "KELSO FIRST OFFER PRICE"). At the Kelso Member's option, the purchase shall be structured so that C&D purchases the stock owned by Kelso Blockers Holdings of the Kelso Blockers.

            (70) Within sixty (60) days of receipt of a Kelso Purchase Request, C&D shall either notify the Kelso Member that it (i) agrees to purchase all of the Kelso Member's Interests (or stock of the Kelso Blockers) at the Kelso First Offer Price (which such price shall be no lower than the amount of the Kelso Initial Contribution) or (ii) does not intend to accept such offer. The failure to notify the Kelso Member within such sixty (60) day period shall be deemed to be a notice that C&D does not intend to accept such offer. If C&D has timely notified the Kelso Member that C&D agrees to purchase all of the Kelso Member's Interests at the Kelso First Offer Price, the Members shall meet, exchange documents and do all things necessary to conclude the closing of the sale of the Kelso Member's Interests to C&D as expeditiously as possible. The closing with respect to such sale shall occur at the New York offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m. on the thirtieth (30th) day (or if not a Business Day, on the next Business Day) following the receipt by the Kelso Member of C&D's notice of its agreement to purchase all of the Kelso Member's Interests, or as soon thereafter as possible upon receipt or waiver of all appropriate consents and approvals with respect to the transaction.

            (71) If the Kelso Member makes a Kelso Purchase Request and C&D declines the offer set forth therein, the Kelso Member may, after a bona fide sale process has been conducted in good faith, elect to do one of the following:

                  (i) cause all of the Company (including the Interests of C&D) to be sold to a third party at any price, with the purchase price paid by the third party allocated as follows: first, equally between the Kelso Member and C&D in an amount equal to each party's Adjusted Capital Contribution Balance (less, in the case of the Kelso Member, the Excess Contribution Balance); second, to the Kelso Member in the amount of the

      Excess Contribution Balance; and third, the remaining balance shall be divided equally between the Kelso Member and C&D; provided that if the Kelso Member's portion of such proceeds does not equal or exceed the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance), then C&D, at its option, shall be obligated to either (x) pay the Kelso Member, in immediately available funds, the amount of such shortfall; or (y) purchase all (but not less than all) of the Kelso Member's Interests at a purchase price equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance); or

                  (ii) sell to C&D, and C&D shall have the obligation to purchase, all (but not less than all) of the Kelso Member's Interests in the Company for a purchase price equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance).

C&D's obligation to pay the Kelso Member (I) in the case of clause (i)(x) above, the amount of the shortfall, (II) in the case of clause (i)(y) above, the difference between the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance) and fifty percent (50%) of the third party purchase price otherwise obtained by the Kelso Member for the sale of all Interests (including those of C&D) of the Company pursuant to the sale process conducted in accordance with this paragraph (c), and (III) in the case of clause
(ii) above, the purchase price for the Kelso Member's Interests, shall only accrue and be payable (A) following the seventh anniversary of the Closing Date and (B) after ninety (90) days' prior notice from the Kelso Member to C&D of the date of payment.

            (72) At the Kelso Member's option, any sale pursuant to paragraph
(c) above shall be structured as a sale by Kelso Blockers Holdings of the stock in the Kelso Blockers (rather than a sale by the Kelso Member of its Interests). In such case, the Kelso Blockers Holdings may elect to do one of the following:

                  (i) cause all of the Company (including the Interests of C&D and the capital stock of the Kelso Blockers) to be sold to a third party at any price, with the purchase price paid by the third party allocated as follows: first, equally between Kelso Blockers Holdings, in an amount equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance) and C&D, in an amount equal to its Adjusted Capital Contribution Balance; second, to Kelso Blockers Holdings, in the amount of the Kelso Member's Excess Contribution Balance; and third, the remaining balance shall be divided equally between the Kelso Blockers Holdings and C&D; provided that if Kelso Blockers Holdings' portion of such proceeds does not equal or exceed the Kelso Member's Adjusted Capital Contribution Balance (less the Excess Contribution Balance), then C&D, at its option, shall be obligated to either (x) pay Kelso Blockers Holdings, in immediately available funds, the amount of such shortfall; or (y) purchase all (but not less than all) of the capital stock of the Kelso Blockers from Kelso Blockers Holdings at a purchase price equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Kelso Member's Excess Contribution Balance); or

                  (ii) sell to C&D, and C&D shall have the obligation to purchase, all (but not less than all) of Kelso Blockers Holdings's capital stock in the Kelso Blockers for a purchase price equal to the Kelso Member's Adjusted Capital Contribution Balance (less the Kelso Member's Excess Contribution Balance).

C&D's obligation to pay Kelso Blockers Holdings (I) in the case of clause (i)(x) above, the amount of the shortfall, (II) in the case of clause (i)(y) above, the difference between the Kelso Member's Adjusted Capital Contribution Balance (less the Kelso Member's Excess Contribution Balance) and fifty percent (50%) of the third party purchase price otherwise obtained by Kelso Blockers Holdings for the sale of all of the Company (including the Interests of C&D and the capital stock of the Kelso Blockers) pursuant to the sale process conducted in accordance with paragraph (c) of this Section 10.3, and (III) in the case of clause (ii) above, the purchase price for its capital stock in the Kelso Blockers, shall only accrue and be payable (A) following the seventh anniversary of the Closing Date and (B) after ninety (90) days' prior notice from Kelso Blockers Holdings to C&D of the date of payment.

            (73) If the Kelso Member or Kelso Blockers Holdings elects to sell the Company to a third party pursuant to paragraph (c) or (d) of this Section 10.3, the Kelso Member or Kelso Blockers Holdings, as the case may be, shall deliver to C&D a notice of its intention to cause such a sale at least thirty
(30) days before the consummation of any such sale. If (I) C&D elects to purchase the Kelso Member's Interests pursuant to clause (i)(y) of paragraph
(c), (II) C&D elects to purchase Kelso Blockers Holdings' capital stock of the Kelso Blockers pursuant to clause (i)(y) of paragraph (d), (III) the Kelso Member elects to sell its Interests to C&D pursuant to clause (ii) of paragraph
(c) or (IV) Kelso Blockers Holdings elects to sell its capital stock to C&D pursuant to clause (ii) of paragraph (d), then, in each case, the parties shall meet, exchange documents and do all things necessary to conclude the closing of the sale of the Kelso Member's Interests or Kelso Blockers Holdings' capital stock to C&D as expeditiously as possible. The closing with respect to such sale shall occur at the New York offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m. on the thirtieth (30th) day (or if not a Business Day, on the next Business Day) following the receipt by C&D of such notice, or as soon thereafter as possible upon receipt or waiver of all appropriate consents and approvals with respect to the transaction.

      SECTION X.4 CHANGE OF CONTROL PUT. (a) If, at any time after the Closing Date, there occurs a C&D Change of Control, then the Kelso Member shall have the right (but not the obligation) to sell to C&D (or any successor entity thereto), and C&D (or such successor entity) shall have the obligation to purchase, all (but not less than all) of the Kelso Member's Interests (the "CHANGE OF CONTROL PUT"). At the Kelso Member's option, the purchase may be structured so that C&D purchases from Kelso Blockers Holdings the stock of the Kelso Blockers (rather than the Interests held by the Kelso Member). Subject to the last three sentences of this paragraph (a), if the Kelso Member determines to exercise its Change of Control Put, it shall deliver to C&D (or its successor) a binding notice of such determination within 180 days of such C&D Change of Control. The failure to notify C&D (or its successor) within 180 days of such C&D Change of Control shall be deemed to be a forfeiture of the right to exercise the Change of Control Put as a result of such C&D Change of Control. In the event C&D is contemplating a transaction that would result in a C&D Change of Control, C&D may request that the Kelso Member make a determination with respect to the Kelso Member's intention to exercise its Change of Control Put in advance of execution of definitive documentation for such transaction. After delivery of such a request, if C&D provides the Kelso Member with all information the Kelso Member reasonably requests in order to make such an advance determination (including but not limited to the Fair Market Value of the Company determined in accordance with Section 10.5), the Kelso Member shall provide C&D with a binding decision with respect to the exercise of its Change of Control Put for such proposed transaction. If so requested by C&D, Kelso shall make its advance determination at least fifteen (15) days in advance of the expected execution date of definitive documentation for the contemplated transaction, as reasonably estimated by C&D, or by such other date as agreed upon by the parties; provided, in no event shall Kelso be required to make an advance determination on any date unless such date is at least fifteen (15) days following the date on which the Kelso Member received from C&D all information requested pursuant to the previous sentence.

            (74) The purchase price for the Kelso Member's Interests (or the capital stock of the Kelso Blockers, as the case may be) in connection with a

Change of Control shall be equal to (x) fifty percent (50%) of the amount obtained by subtracting the Kelso Member's Excess Contribution Balance from the Fair Market Value of the Company at the time notice of exercise of the Change of Control Put is delivered, as such Fair Market Value is determined pursuant to the valuation procedure described in Section 10.5 herein plus (y) the Kelso Member's Excess Contribution Balance; provided that (i) if the Change of Control Put is exercised during the Call Period, the purchase price paid in connection therewith shall be subject to the floors and caps applicable to the Call Option as set forth on Schedule III; and (ii) if the Change of Control Put is exercised at any other time, the purchase price paid in connection therewith shall not be lower than the amount of the Kelso Member's Adjusted Capital Contribution Balance and shall not be subject to any cap.

            (75) If the Kelso Member timely notifies C&D of its exercise of its Change of Control Put, the Members shall meet, exchange documents and do all things necessary to conclude the closing of the sale of the Kelso Member's Interests (or the capital stock of the Kelso Blockers) to C&D as expeditiously as possible. The closing with respect to such sale shall occur at the New York offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m. on the thirtieth (30th) day (or if not a Business Day, on the next Business Day) following the final determination of the valuation of the Company pursuant to Section 10.5, or as soon thereafter as possible upon receipt or waiver of all appropriate consents and approvals with respect to the transaction

      SECTION X.5 VALUATION PROCEDURE. At the time of the event giving rise to the need to determine the Fair Market Value of the Company (i.e., upon notice of exercise of the Call Option or the Change of Control Put), the following procedure shall be used to determine the Fair Market Value of the Company:

            (76) Within ten (10) days of receipt of notice of the event giving rise to the need to determine Fair Market Value, C&D shall select a nationally recognized investment banking firm, which shall establish the fair market value of all of the Interests of the Company by using valuation methods customary in the investment banking industry (including those set forth below) to determine the value of an enterprise in a sale to a third party in a process designed to maximize the value of the Member's Interests. C&D shall deliver the results of such valuation to the Kelso Member within twenty (20) days of such notice. Within ten (10) days of the Kelso Member's receipt of the results of such valuation, if the Kelso Member does not agree with the valuation provided by the bank selected by C&D, the Kelso Member shall select a nationally recognized investment banking firm to establish the fair market value of all of the Interests of the Company. The Kelso Member shall deliver the results of such valuation within twenty (20) days of the receipt of the results of the valuation by C&D's investment banking firm. If, after consideration of the valuation provided by the second bank, the Kelso Member and C&D are still unable to agree upon an appropriate valuation, then the Kelso Member and C&D shall promptly choose a third independent nationally recognized investment banking firm to perform a similar valuation. The "FAIR MARKET VALUE" of the equity of the Company shall be the average of the two closest valuations by the investment banks. Costs and expenses incurred by each Member in connection with its selected investment banking firm providing a valuation shall be paid by such Member. If a third investment banking firm is chosen, costs and expenses incurred in connection with such firm providing a valuation shall be shared and paid equally by the Members.

            (77) Any investment bank retained pursuant to this section to determine the enterprise value for the Company shall utilize the most appropriate and relevant methods of financial analysis as it, in its discretion, shall determine. Without limiting the foregoing, any such investment bank shall consider each of the following valuation methodologies: (i) comparable public companies analysis (including public trading market multiples for companies in similar lines of business and size (assuming continuation of the Company in corporate form)); (ii) selected comparable precedent M&A transactions analysis (including in such precedent transactions the Acquisition, after giving effect to changes in the operations and business of the Company, the industry in which it operates and general market conditions since the Closing Date); (iii) discounted cash flow analysis; and (iv) any other methodologies deemed appropriate or relevant by such investment bank (e.g., initial public offering analysis, liquidation analysis, leveraged buyout analysis, sum-of-the-parts analysis (using varying multiples and tax effects, if applicable)). Any such valuation shall consider market conditions and shall be based on the assumption that the Company is an independent enterprise with its own executive management team and cost structure. Such valuation shall also be based on the assumption that the stock of the Company is widely distributed with no significant concentration held by any stockholder and could be freely sold without any negative implication arising with respect to its management by C&D, as well as such other assumptions as any such investment bank deems appropriate or relevant.

            (78) The Kelso Member agrees that in the event of a sale of the Company in its entirety to a third party, if appropriate in its sole discretion, it will take into consideration in connection with such sale the fact that Kelso's Interests in the Company have been held through the Kelso Blockers.

      SECTION X.6 NONCOMPETITION AND NONSOLICITATION FOLLOWING TRANSFERS OF INTERESTS. In connection with any Transfer of Interests of any Member pursuant to this Article X, during the period from the date of the consummation of such Transfer through the earlier of (x) second anniversary of such date and (y) the date the non-Transferring Member ceases to own any Interests in the Company, the Transferring Member shall not, and shall cause its Affiliates not to:

            (79) directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any Person at least twenty percent (20%) of whose revenues are derived from the sale of pregnancy and ovulation test kits or at least ten percent (10%) of whose revenues are derived from the sale of condoms and depilatories; provided, that such Member may, directly or indirectly, invest in or own up to twenty percent (20%) of the outstanding shares of any class of securities or other ownership interests of any such Person so long as such Member does not otherwise participate in the day-to-day management or operation of such enterprise; and

            (80) directly or indirectly, either for itself or for any other Person (i) solicit, induce or attempt to solicit or induce any Person known by such Member to be an officer, director, partner, member or employee of the Company or any of its Subsidiaries, Affiliates, successors or assigns to terminate his or her employment or other relationship with the Company or such Subsidiary, Affiliate, successor or assign for the purpose of associating with
(1) such Member or any Person controlled by such Member or (2) any direct competitor of the Company; or (ii) encourage any Person known by such Member to be an officer, director, partner, member or employee of the Company or any of its Subsidiaries, Affiliates, successors or assigns to terminate his or her employment or other relationship with the Company or such Subsidiary, Affiliate, successor or assign for any other purpose or no purpose.

                                   ARTICLE XI

                              EVENTS OF DISSOLUTION

      SECTION XI.1 DISSOLUTION. (a) Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 11.2 upon the first to occur of any of the following events (each, an "EVENT OF DISSOLUTION"):

                  (i) the vote by all Members in favor of dissolution;

                  (ii) the failure of the Closing to have occurred by October 31, 2001 (or such other date as may have been agreed in the Asset Purchase Agreement), and the vote by any Member in favor of dissolution;

                  (iii) the sale, exchange or disposition of all or substantially all of the assets of the Company;

                  (iv) the occurrence of an Insolvency Event with respect to any Member, at the vote of the other Members holding at least fifty percent (50.0%) of the Interests not owned by the Member which is the subject of the Insolvency Event;

                  (v) it becoming unlawful for either Member to comply with the terms of this Agreement, or it becoming unlawful for the Company to conduct its business substantially in the manner contemplated by this Agreement; or

                  (vi) a judicial dissolution of the Company pursuant to Section 18-802 of the Act.

                  (b) Except as set forth in paragraph (a) above, no other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, death, incapacity or adjudication of incompetency of a Member, shall cause the dissolution of the Company.

      SECTION XI.2 LIQUIDATION. If an Event of Dissolution shall occur, the Board shall immediately proceed to liquidate the Company and wind up the Company's affairs. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

                  (i) First, to creditors, including Members who are creditors to the extent permitted by law, in satisfaction of the Company's liabilities, and to establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

                  (ii) Second, to the Members as follows: All proceeds from the liquidation of any Company property or assets shall be distributed pro rata to the Members in accordance with their positive Capital Account balances, taking into account all Capital Account adjustments for the Company's Taxable Year in which the liquidation occurs. Liquidation proceeds shall be paid within sixty (60) days of the end of the Company's Taxable Year or, if later, within ninety (90) days after the date of liquidation.

      SECTION XI.3 FINAL ACCOUNTING. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

      SECTION XI.4 CANCELLATION OF CERTIFICATE. Upon the completion of the Distribution of the Company's assets upon dissolution of the Company, the Company shall be terminated, all Interests shall be cancelled and the Board shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

      SECTION XI.5 TERMINATION. This Agreement shall terminate upon the occurrence of any of the following: (i) the Agreement of all of the Members;
(ii) the date of an initial public offering of equity interests in the Company;
(iii) payment to the Members of the proceeds of any sale of the Company to a third party, or upon the final liquidating distribution made to the Members in connection with a dissolution of the Company pursuant to Section 11.1; (iv) payment in full by a Member of the purchase price payable in connection with the purchase of all of the other Member's ownership interests in the Company pursuant to Article X.


                                   ARTICLE XII

                     EXCULPATION, INDEMNIFICATION & EXPENSES

      SECTION XII.1 EXCULPATION. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, or any officers, directors, stockholders, partners, employees, representatives, consultants or agents of any of the Members, nor any officer, employee, representative, consultant or agent of the Company or any of its Affiliates (individually, a "COVERED PERSON" and, collectively, the "COVERED PERSONS") shall be liable to the Company or any other Person for any act or omission (relating to the Company and the conduct of its business, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission was in or was not contrary to the best interests of the Company; provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

      SECTION XII.2 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Member, officer, employee, representative, agent and consultant of the Company and each officer, director, employee, representative, agent and consultant of any Member (individually, an "INDEMNIFIED PERSON" and, collectively, the "INDEMNIFIED PERSONS") from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts (including reasonable attorneys' fees) arising from any and all actions, suits or proceedings, whether civil, criminal, administrative or investigative ("CLAIMS"), in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. An Indemnified Person shall not be entitled to indemnification under this Section 12.2 with respect to any Claim in which it has engaged in fraud, willful misconduct, bad faith or gross negligence. Whenever any claim shall arise for indemnification, the Indemnified Persons shall notify the Company of the claim and, when known, the facts constituting the basis for such claim and the amount or estimate of the amount of the liability arising from such claim. Within 45 days of receipt of notice by the Company of a Claim by the Indemnified Person, the Company shall satisfy such Claim by the payment of cash to the Indemnified Persons for the full amount of such Claim. Expenses incurred by an Indemnified Person in investigating or defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized by this Section 12.2.

      SECTION XII.3 EXPENSES. Except as otherwise provided in this Agreement, the Company shall be responsible for paying, and shall pay, all costs and expenses related to the organization and business of the Company. Upon the Closing, the Company shall pay all the expenses incurred by the Members in connection with the Acquisition and the formation of the Company. If the Closing does not occur, the total expenses of the Members shall be divided and paid equally. Costs and expenses incurred by the Members in connection with any transaction contemplated under this Agreement shall be paid by the Member incurring such costs or expenses.


                                  ARTICLE XIII

                            COVENANTS OF THE MEMBERS

      SECTION XIII.1 DEBT INCURRENCE BY C&D. Following the Closing Date, without the prior consent of the Kelso Member, C&D shall not incur any Consolidated Debt unless (i) at the time of incurrence and after giving effect thereto, C&D's ratio of Consolidated Debt to Consolidated EBITDA for the last four fiscal quarters (treating any such indebtedness to be incurred and giving pro forma effect to any acquisitions and synergies related thereto, if any (in a manner consistent with Regulation S-X) as if such incurrence or acquisition took place on the first day of such four-quarter period) is less than 4.5:1.0 or (ii) C&D provides to the Kelso Member a letter of credit or other reasonably satisfactory credit support from a major money center financial institution in an amount equal to the amount of the Kelso Initial Contribution, less the Excess Contribution Balance.

      SECTION XIII.2 RESTRICTION ON OPERATIONS OF C&D. C&D shall not create or otherwise cause or permit to exist or become effective any material consensual restriction on:

            (81) the ability of C&D to invest in, own, or provide management or operational support services (as contemplated by the Management Services Agreement, the Manufacturing Agreement and other similar arrangements that may exist in the future) to, the Company or to honor its obligations under this Agreement (it being understood for purposes of this Section 13.2 that the restrictions imposed by Senior Credit Facility, the Senior Subordinated Notes Indenture and the C&D Senior Credit Facility shall be deemed approved by the Kelso Directors); or

            (82) except with the approval of the Kelso Directors, the ability of the Company to engage or compete in any line of business (it being understood for purposes of this Section 13.2 that the restrictions imposed by Senior Credit Facility or the Senior Subordinated Notes Indenture shall be deemed approved by the Kelso Directors).

      SECTION XIII.3 CORPORATE OPPORTUNITY.

            (83) If C&D is presented with an opportunity to operate or invest in any entity operating in the business of manufacturing, marketing or sale of condoms, depilatory products or pregnancy and ovulation test kits and, with respect to non-U.S. operations, cosmetics, over-the-counter drugs and toning and exfoliating products, as conducted by the Company on the date of the Closing (or any reasonable product line extension thereof), it must first offer such opportunity to the Company by submitting such opportunity to the Board for action. The C&D Directors shall not participate in the consideration of such matter. If the Kelso Directors fail to approve the making of such investment by the Company within ten (10) Business Days of the receipt of such offer, then C&D shall be free to take any action with respect to such investment as it may, in its sole discretion, decide.

            (84) If KIA VI, KEP VI or the Kelso Member is presented with an opportunity to operate or invest in any entity operating in the business of manufacturing, marketing or sale of condoms, depilatory products or pregnancy and ovulation test kits as conducted by the Company on the date of the Closing (or any reasonable product line extension thereof), it must first offer such opportunity to the Company by submitting such opportunity to the Board for action. The Kelso Directors shall not participate in the consideration of such matter. If the C&D Directors fail to approve the making of such investment by the Company within 10 Business Days of the receipt of such offer, then KIA VI, KEP VI and the Kelso Member shall be free to take any action with respect to such investment as each may, in its sole discretion, decide.

      SECTION XIII.4 COVENANTS RELATING TO THE KELSO BLOCKERS.

            (85) Except as otherwise disclosed, the Kelso Member represents, warrants, and covenants for the term of this Agreement as to each of the Kelso Blockers as follows (collectively, the "KELSO BLOCKER COVENANTS"):

                  (i) Each Kelso Blocker is and shall be a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Kelso Blocker is and shall be wholly owned by Kelso Blockers Holdings.

                  (ii) Each Kelso Blocker has been formed for the sole purpose of holding a portion of KIA VI's and KEP VI's indirect interest in the Company and has been and shall be operated solely for such purpose, and no Kelso Blocker shall have any other purpose.

                  (iii) No Kelso Blocker has or will have any assets or liabilities other than those related to its ownership interest in the Kelso Member.

                  (iv) Each Kelso Blocker has duly and timely filed and will duly and timely file (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it. All Tax Returns filed by such Kelso Blocker will be consistent with information returns provided by the Company unless otherwise required by law and are otherwise true, correct and complete in all material respects.

                  (v) Each Kelso Blocker has paid and will pay all material Taxes for which it is liable consistent with the information returns provided by the Company, whether or not such Taxes are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and made known to C&D, and has withheld and remitted and will withhold and remit to the appropriate Tax Authority, with respect to amounts paid or owing to employees, creditors, and third parties, all Taxes it is required to have withheld or withhold.

                  (vi) No Kelso Blocker has waived or will waive without the consent of C&D any statute of limitations with respect to Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency, nor is there any Tax deficiency outstanding, proposed or assessed against any Kelso Blocker and there will be no such deficiency as of the date of any purchase by C&D of a Kelso Blocker pursuant to Article X hereof, except matters contested in good faith and made known to C&D.

                  (vii) Except as disclosed to C&D, as of the date hereof and on the date of any purchase by C&D of a Kelso Blocker pursuant to Article X hereof, there are not pending or, to the knowledge of the Kelso Member, threatened in writing, any audits, examination, investigations or other proceedings in respect of the Taxes or Tax matters of the Kelso Blockers.

                  (viii) The unpaid Taxes of the Kelso Blockers shall not, as of the most recent month-end, materially exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for the Kelso Blockers made available to C&D, from time to time, upon its reasonable request.

                  (ix) Each Kelso Blocker is treated as a corporation for U.S. federal income tax purposes, and no Kelso Blocker shall cease to be treated as a corporation without the prior consent of C&D.

                  (x) There are and, as of the date of any purchase by C&D of a Kelso Blocker, there will be, no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of any Kelso Blocker relating to or attributable to Taxes, other than Liens for personal property taxes not yet due and payable as of such time.

                  (xi) No Kelso Blocker is a party to a Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written), nor does or will any Kelso Blocker owe any amount under such agreement.

                  (xii) No adjustment relating to any Tax Return filed by any Kelso Blocker has been proposed formally or informally by any Tax Authority to any Kelso Blocker which has not been resolved to the satisfaction of the relevant Tax Authority, except adjustments contested in good faith and made known to C&D.

         (b) If, at the time of any purchase from Kelso Blockers Holdings of the capital stock of the Kelso Blockers in connection with any sale pursuant to Section 9.4 or Article X of this Agreement, there has occurred or exists a breach of any Kelso Blocker Covenant which results in any loss, claim, demand, liability, expense, fine, settlement or other amount ("LOSS") to be incurred or suffered by C&D, then the purchase price for the capital stock of the Kelso Blockers shall be reduced by the amount of such Loss; provided that in no event shall any reduction in the purchase price pursuant to this paragraph (b) impact Kelso Blockers Holdings' right to receive any payment pursuant to Section 10.3(d). In connection with any sale of the capital stock of the Kelso Blockers made pursuant to Section 10.1, any reduction in purchase price pursuant to this
Section 13.4 shall be taken before application of the floors and caps set forth in such section. The remedies set forth in this clause (b) shall be the sole and exclusive remedy for any breach of the Kelso Blocker Covenants and in no event shall Kelso, Kelso Blockers Holdings, the Kelso Member or any of their respective affiliates have any obligation to C&D with respect to any breach of the Kelso Blocker Covenants except as set forth herein. No claim for any breach of any Kelso Blocker Covenant shall survive the sale of the capital stock of the Kelso Blockers.

         (c) The Kelso Member agrees that any documents effecting the purchase from Kelso Blockers Holdings of the capital stock of the Kelso Blockers in connection with any sale pursuant to Section 9.4 or Article X shall include representations and warranties as of the date of such documents in substantially the same form as the Kelso Blocker Covenants.

      SECTION XIII.5 CONFIDENTIALITY.

            (86) The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any provision of services, investment, acquisition, disposition or other transaction, and all other business, financial and other information regarding the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the "CONFIDENTIAL INFORMATION") that has not been disclosed pursuant to the authorization of all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not disclosed Confidential Information to any Person, and each Member agrees that it and its Affiliates will not, and will direct its shareholders, partners, members, officers, directors, agents and advisors not to, disclose Confidential Information unless and until the Company has disclosed such Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so; provided, however, that any Member (and its Affiliates) may disclose such Confidential Information required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or necessary for it to perform any of its duties or obligations hereunder.

            (87) Subject to the provisions of paragraph (a) of this Section 13.5, each Member agrees not to disclose any Confidential Information to any Person (other than a Person providing consulting services to such Member who agrees in writing to maintain all Confidential Information in strict confidence, or a judge, magistrate, or referee in any action, suit or proceeding relating to or arising out of this

Agreement or otherwise) and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby agrees not to contest any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.5; provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by any court or governmental agency and the order was not sought by or on behalf of or consented to by such Members, then such Member may disclose such Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each other Member of the existence, terms and circumstances of the order, (ii) consults in good faith with the other Members on the advisability of taking legally available steps to resist or narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Members may designate. The cost (including, without limitation, reasonable attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by any other Member will be borne by the Company.

                  (88) The covenants in this Section 13.5 shall survive any transfer of an Interest and the dissolution of the Company.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         SECTION XIV.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE PARTIES SUBJECT HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OR ANY OTHER RULE, PRINCIPLE OR LAW THAT WOULD MAKE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

         SECTION XIV.2 DETERMINATIONS BY ARMKEL. The parties acknowledge the determination provisions contained in (i) Section 10.2 of the Product Line Purchase Agreement, (ii) Section 9.2 of the Management Services Agreement, (iii)
Section 9.18 of the

Manufacturing Agreement and (iv) Section 9.18 of the Arrid Manufacturing Agreement. Determinations to be made by the Company (including any determination to enforce the Company's rights against C&D) under or arising out of the agreements referred to in (i) through (iv), or any other material determination involving a conflict between the Company and C&D that is or would be the subject of Board deliberation, shall be made solely as directed by the Kelso Directors, in each case, acting in good faith on behalf of the Company and its Members.

         SECTION XIV.3 CONSENT TO JURISDICTION, SERVICE OF PROCESS; VENUE. Each Member hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware, county of Wilmington, for any action, claim, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or equity, or by or before any Governmental Entity (as defined in the Asset Purchase Agreement) ("ACTIONS") arising out of or relating to this Agreement or the breach, termination or validity thereof and the transactions contemplated by this Agreement, (ii) agrees not to commence any Action relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice, or document by U.S. registered mail or as otherwise provided in this Agreement shall be effective service of process for any Action brought in any such court, (iv) waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and (v) agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

         SECTION XIV.4 HEADINGS; CONSTRUCTION. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof. All references to "Article," "Articles" "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement unless specifically noted otherwise.

         SECTION XIV.5 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, the covenants, agreements and other provisions contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights, remedies or other benefits hereunder on any other persons.

         SECTION XIV.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior commitments, agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, including, without limitation, any term sheets.

         SECTION XIV.7 NOTICES. All notices, requests, instructions and other communications to be given hereunder by any party hereto to another party hereto shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the Company or a Member at the addresses set forth below:

         If to the Company, to:

                  Armkel, LLC
                  c/o Church & Dwight Co., Inc.
                  469 North Harrison Street
                  Princeton, New Jersey  08543-5297
                  Attention: General Counsel
                  Fax: (609) 497-7177

         If to Church & Dwight, to:

                  Church & Dwight Co., Inc.
                  469 North Harrison Street
                  Princeton, New Jersey  08543-5297
                  Attention:  General Counsel
                  Fax: (609) 497-7177

         With copies to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue

                  New York, New York 10166
                  Attention: Steven P. Buffone
                  Attention: Barbara L. Becker
                  Fax:  (212) 351-4035

         If to the Kelso Member, to:

                  c/o Kelso & Company
                  320 Park Avenue
                  New York, New York 10022
                  Attention: Philip E. Berney
                  Fax: (212) 223-2379

         With copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York 10036
                  Attention: Lou R. Kling
                  Attention: Eileen T. Nugent
                  Fax: (212) 735-2000

; provided, that, in the event any of the parties referred to above desires to designate another address to which such notices should be sent to such party, such party may designate such other address by giving notice to the other parties hereto in writing as set forth in this Section 14.7 (provided that any change of address shall be effective only upon receipt).

         SECTION XIV.8 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         SECTION XIV.9 SUCCESSORS; ASSIGNS; AMENDMENTS; WAIVERS. (a) Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                  (89) This Agreement and the Certificate of Formation may be amended or modified from time to time upon the approval in writing by each Member. An amendment shall become effective as of the date specified in the approval of the Members or if none is specified as of the date of such approval or as otherwise provided in the Act.

                  (90) The rights and remedies of the Members and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right.

         SECTION XIV.10 DEFAULTS; NO CIRCUMVENTION OF AGREEMENT. A default by any party to this Agreement in such party's compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party. No Member may do indirectly, through the sale of its equity interests or the capital stock or equity interests of its Subsidiaries or otherwise, that which is not permitted directly by this Agreement.

         SECTION XIV.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         SECTION XIV.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

         SECTION XIV.13 LIMITED LIABILITY COMPANY. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by U.S. law, the Company will be treated as a partnership for U.S. federal, state and local income tax purposes.

         SECTION XIV.14 ARBITRATION. The Members shall endeavor to settle all disputes by amicable negotiations. Except as otherwise provided herein, any claim, dispute, disagreement or controversy that arises among the Members relating to this Agreement that is not amicably settled shall be resolved by arbitration. Any such arbitration shall be heard in The City of New York, New York, before a panel consisting of three (3) arbitrators, each of whom shall be impartial. Upon the written Request for Arbitration of any Member to commence arbitration hereunder, each Member shall choose one (1) arbitrator within fifteen (15) days of the date of such request. The arbitrators chosen by each Member shall then mutually choose one (1) additional arbitrator within fifteen
(15) days after both arbitrators have been chosen by the Members. Except as the Members may otherwise agree, all arbitrators (if not selected by the Members and arbitrators within a total of thirty (30) days of a written Request for Arbitration) shall be appointed pursuant to the commercial arbitration rules of the American Arbitration Association. In determining the appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the identity of the arbitrator(s) shall be final. An arbitration may be commenced by any Member by the service of a written Request for Arbitration upon the other. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated. All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective Member incurring such costs and fees but the arbitrators shall have the discretion to award costs and/or attorney's fees as they deem appropriate under the circumstances. The Members hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. It is intended that controversies or claims submitted to arbitration under this
Section 14.14 shall remain confidential, and to that end it is agreed by the Members that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any Persons concerning them, shall be disclosed to third Persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. Any arbitration under this
Section 14.14 shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association. All decisions by the panel of arbitrators shall be final, binding and nonappealable. The Members hereby acknowledge and agree that the provisions of this Section 14.14 shall not be used to resolve any deadlock of the Board on any matters requiring the approval of the Required Majority or to resolve any deadlock on any matter requiring the approval of all of the Members, in each case as provided by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day first above written.

                          CHURCH & DWIGHT CO., INC.


                          By:      /s/ Zvi Eiref
                                   ---------------------------------------------
                                   Name: Zvi Eiref
                                   Title: Vice President and Chief Financial
                                          Officer

                          KELSO PROTECTION VENTURE, LLC

                          By:      /s/ James J. Connors
                                   ---------------------------------------------
                                   Name:    James J. Connors
                                   Title: Vice President and General Counsel

                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                 OF ARMKEL, LLC

                  This AMENDMENT NO. 1 (this "AMENDMENT") to the Amended and Restated Limited Liability Company Agreement of Armkel, LLC (the "COMPANY"), dated August 27, 2001 (the "LLC AGREEMENT"), is made as of this 24th day of September, 2001 by and between Church & Dwight Co., Inc., a Delaware corporation ("C&D") and Kelso Protection Venture, LLC, a Delaware limited liability company (the "KELSO MEMBER"), as the members of the Company (the "MEMBERS").

                                    RECITALS

                  WHEREAS, the Members are party to the LLC Agreement governing the operation and management of the Company; and

                  WHEREAS, the Members desire to amend the LLC Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Members hereby agree as follows:

                  SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the LLC Agreement.

                  SECTION 2. AMENDMENTS TO LLC AGREEMENT. Upon execution of this Amendment, the LLC Agreement is hereby amended as follows:

                  (a) Section 1.1 of the LLC Agreement is hereby amended by inserting the following new definitions before the definition of "C&D Change of Control":

                  "'C&D CONSOLIDATED EBITDA' shall mean, with respect to C&D for any period, the "Consolidated EBITDA" of C&D and its Subsidiaries for such period as calculated pursuant to the C&D Senior Credit

                  Facility in effect on the Closing Date (and without giving effect to any subsequent amendments thereto).

                  'C&D CONSOLIDATED TOTAL DEBT' shall mean, with respect to C&D for any period, the "Consolidated Total Debt" of C&D and its Subsidiaries for such period as calculated pursuant to the C&D Senior Credit Facility in effect on the Closing Date (and without giving effect to any subsequent amendments thereto).

                  (b) Section 1.1 of the LLC Agreement is hereby amended by inserting the following new definition before the definition of "C&D Initial Contribution":

                  'C&D INDEBTEDNESS' shall mean, with respect to C&D, any "Indebtedness" of C&D or its Subsidiaries, as such term is defined pursuant to the C&D Senior Credit Facility in effect on the Closing Date (and without giving effect to any subsequent amendments thereto).

                  (c) Section 1.1 of the LLC Agreement is hereby amended by deleting the definition of "Consolidated EBITDA" in its entirety and replacing it with the following:

                  "'CONSOLIDATED EBITDA' shall mean have the meaning assigned thereto in the Senior Credit Facility."

                  (d) Section 1.1 of the LLC Agreement is hereby amended by deleting in their entirety the definitions of "Consolidated Interest Expense" and "Consolidated Net Income".

                  (e) Section 3.1 of the LLC Agreement is hereby amended by inserting the following three sentences at the end of such section:

                  "All Interests in the Company shall be securities governed by
                  Article 8 of the Uniform Commercial Code. Each certificate evidencing Interests shall bear the following legend: 'THIS CERTIFICATE EVIDENCES AN INTEREST IN ARMKEL, LLC AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.' Notwithstanding the provisions of 14.9 of this Agreement, this Section 3.1 shall not be amended, and no purported amendment to this Section 3.1 shall be effective, until all outstanding certificates representing Interests shall have been surrendered to the Company for cancellation."

                  (f) Section 7.1 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:

                           "SECTION 7.1 ALLOCATIONS OF PROFITS AND LOSSES. After
                  giving effect to the special allocations set forth in Section 7.3, Net Profits and Net Losses and each item of income, gain, loss, deduction and credit thereof of the Company shall be determined for each Fiscal Year in accordance with the accounting method used by the Company for federal income tax purposes and shall be allocated among the Members as follows:

                           (a) Net Losses shall be allocated among the Members
                  as follows:

                                    (i) First, to the Members in a manner that
                           corresponds, in reverse chronological order, to the allocations of Net Profits previously made, without duplication, pursuant to Section 7.1(b);

                                    (ii) Second, to C&D until C&D's Adjusted
                           Capital Account balance has been reduced to zero;

                                    (iii) Third, to the Kelso Member until the
                           Kelso Member's Adjusted Capital Account balance has been reduced to zero; and

                                    (iv) Fourth, the balance of any Net Losses
                           to all Members in accordance with their Equity Interests Percentage;

                           (b) Except as otherwise provided in this Article VII,
                  Net Profits shall be allocated among the Members as follows:

                                    (i) First, to the Members in a manner that
                           corresponds, in reverse chronological order, to the allocations of Net Losses previously made, without duplication, pursuant to Section 7.1(a); and

                                    (ii) Second, to the Members proportionately
                           in accordance with their respective Equity Interests Percentage."

                  (g) Section 13.1 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:

                  "SECTION 13.1 DEBT INCURRENCE BY C&D. Following the Closing Date, without the prior consent of the Kelso Member, C&D shall not incur any C&D Indebtedness unless (i) at the time of incurrence and after giving effect thereto, the ratio of C&D Consolidated Total Debt to C&D Consolidated EBITDA for the last four fiscal quarters (treating any such indebtedness to be incurred and giving pro forma effect to any acquisitions and synergies related thereto, if any (in a manner consistent with Regulation S-X) as if such incurrence or acquisition took place on the first day of such four-quarter period) is less than 4.5:1.0 or (ii) C&D provides to the Kelso Member a letter of credit or other reasonably satisfactory credit support from a major money center financial institution in an amount equal to the amount of the Kelso Initial Contribution, less the Excess Contribution Balance."

                  SECTION 3. NO OTHER CHANGES. Except as expressly amended hereby, the LLC Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. From and after the date on which this Amendment becomes effective, the terms "Agreement," "this Agreement," "herein," "hereinafter," "hereto," and words of similar import used in the LLC Agreement shall, unless the context otherwise requires, mean and refer to the LLC Agreement as amended hereby.

                  SECTION 4. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE PARTIES SUBJECT HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OR ANY OTHER RULE, PRINCIPLE OR LAW THAT WOULD MAKE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

                  SECTION 5. SEVERABILITY. The invalidity or unenforceability of any provision of this Amendment in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Amendment in such jurisdiction or the validity, legality or enforceability of this Amendment, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  SECTION 6. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Amendment.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each Member has duly executed this Amendment as of the day first above written.

                                    CHURCH & DWIGHT CO., INC.


                                    By:      /s/ Zvi Eiref
                                             -------------
                                             Name: Zvi Eiref
                                             Title: Vice President and Chief
                                                    Financial Officer

                                    KELSO PROTECTION VENTURE, LLC


                                    By:      /s/ James J. Connors
                                             --------------------
                                             Name:    James J. Connors
                                             Title:   Vice President and General
                                                      Counsel